                                                                    EXHIBIT 10.2




                                CREDIT AGREEMENT




                                      AMONG




                           SAFEGUARD SCIENTIFICS, INC.

                      SAFEGUARD SCIENTIFICS (DELAWARE) INC.

                            SAFEGUARD DELAWARE, INC.



                                       AND



                         PNC BANK, NATIONAL ASSOCIATION



                                       AND



                            THE OTHER LENDERS NOW OR

                            HEREAFTER A PARTY HERETO
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                                TABLE OF CONTENTS

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SECTION                                                   TITLE                                                     PAGE
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
ARTICLE 1.        DEFINITIONS...........................................................................              1

         1.1      TERMS DEFINED.........................................................................              1

         1.2      DIRECTLY OR INDIRECTLY................................................................              8

         1.3      ACCOUNTING TERMS; TEST GROUP..........................................................              8

ARTICLE 2.        AMOUNT AND TERMS OF REVOLVING LOAN; COLLATERAL........................................              8

         2.1.1    REVOLVING LOAN........................................................................              8

         2.2      CHANGES IN REVOLVING LOAN COMMITMENT..................................................             11

         2.3      NOTICES...............................................................................             11

         2.4      FEES..................................................................................             12

         2.5      BORROWINGS............................................................................             12

         2.6      USE OF LOAN PROCEEDS..................................................................             14

         2.7      PAYMENT OF REVOLVING LOAN.............................................................             14

         2.8      INTEREST..............................................................................             15

         2.9      NOTES.................................................................................             17

         2.10     COMPUTATIONS; APPLICATION OF PAYMENTS.................................................             18

         2.11     MINIMUM AMOUNT OF BORROWINGS..........................................................             18

         2.12     SET-OFF...............................................................................             18

         2.13     PREPAYMENT............................................................................             18

         2.14     COLLATERAL............................................................................             18

         2.15     VALUATION OF COLLATERAL COVERAGE SECURITIES; SALE.....................................             19

ARTICLE 3.        REPRESENTATIONS AND WARRANTIES........................................................             19

         3.1      ORGANIZATION..........................................................................             19

         3.2      POWER, AUTHORITY, CONSENTS............................................................             19

         3.3      NO VIOLATION OF LAW OR AGREEMENTS.....................................................             20

         3.4      DUE EXECUTION, VALIDITY, ENFORCEABILITY...............................................             20

         3.5      PROPERTIES, PRIORITY OF LIENS.........................................................             20

         3.6      JUDGMENTS, ACTIONS, PROCEEDINGS.......................................................             20

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SECTION                                                   TITLE                                                     PAGE
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
         3.7      NO DEFAULTS...........................................................................             20

         3.8      BURDENSOME DOCUMENTS..................................................................             21

         3.9      FINANCIAL STATEMENTS..................................................................             21

         3.10     TAX RETURNS...........................................................................             21

         3.11     INTANGIBLE ASSETS.....................................................................             21

         3.12     NAME CHANGES..........................................................................             22

         3.13     FULL DISCLOSURE.......................................................................             22

         3.14     ERISA.................................................................................             22

         3.15     EMPLOYEE GRIEVANCES...................................................................             23

         3.16     INDEBTEDNESS..........................................................................             23

         3.17     INVESTMENT COMPANY....................................................................             23

ARTICLE 4.        THE CLOSINGS; CONDITIONS TO THE LOANS.................................................             23

         4.1      THE CLOSING...........................................................................             23

         4.2      CONDITIONS TO INITIAL ADVANCE.........................................................             23

         4.3      CONDITIONS TO SUBSEQUENT ADVANCES.....................................................             24

ARTICLE 5.        DELIVERY OF FINANCIAL REPORTS, DOCUMENTS AND OTHER INFORMATION........................             25

         5.1      ANNUAL FINANCIAL STATEMENTS...........................................................             25

         5.2      QUARTERLY FINANCIAL STATEMENTS........................................................             25

         5.3      ADDITIONAL INFORMATION................................................................             26

         5.4      NO DEFAULT CERTIFICATE................................................................             26

         5.5      COPIES OF OTHER REPORTS...............................................................             26

         5.6      COPIES OF DOCUMENTS...................................................................             26

         5.7      NOTICE OF DEFAULTS....................................................................             27

         5.8      ERISA NOTICES.........................................................................             27

         5.9      PROJECTIONS...........................................................................             27

ARTICLE 6.        COVENANTS.............................................................................             27

         6.1      PAYMENT OF TAXES AND CLAIMS...........................................................             28

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
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SECTION                                                   TITLE                                                     PAGE
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
         6.2      MAINTENANCE OF PROPERTIES, INSURANCE, RECORDS AND CORPORATE EXISTENCE; INSPECTIONS
                  AND AUDITS; ETC. .....................................................................             28

         6.3      INDEBTEDNESS..........................................................................             29

         6.4      LIENS.................................................................................             30

         6.5      GUARANTIES............................................................................             30

         6.6      EQUITY INTERESTS AND LOANS............................................................             31

         6.7      CONSOLIDATION AND MERGER..............................................................             31

         6.8      TANGIBLE NET WORTH; ADJUSTED TANGIBLE NET WORTH.......................................             31

         6.9      LIQUIDITY.............................................................................             32

         6.10     CHANGE OF BUSINESS; SALE OF ASSETS....................................................             32

         6.11     LEASES................................................................................             32

         6.12     ISSUANCE OF STOCK.....................................................................             32

         6.13     FISCAL YEAR...........................................................................             32

         6.14     DIVIDENDS.............................................................................             32

         6.15     ERISA COMPLIANCE; OBLIGATIONS.........................................................             32

         6.16     PREPAYMENTS...........................................................................             33

         6.17     SECURITIES MONETIZATIONS..............................................................             33

         6.18     LETTERS OF CREDIT.....................................................................             33

         6.19     DISPOSITIONS..........................................................................             34

         6.20     SUBORDINATED INDEBTEDNESS.............................................................             34

ARTICLE 7.        EVENTS OF DEFAULT; REMEDIES...........................................................             34

         7.1      PAYMENTS..............................................................................             34

         7.2      COVENANTS.............................................................................             34

         7.3      OTHER COVENANTS.......................................................................             35

         7.4      OTHER DEFAULTS........................................................................             35

         7.5      REPRESENTATIONS AND WARRANTIES........................................................             35

         7.6      BANKRUPTCY............................................................................             35

         7.7      JUDGMENTS.............................................................................             36

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
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SECTION                                                   TITLE                                                     PAGE
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
         7.8      ERISA.................................................................................             36

         7.9      LIENS.................................................................................             36

         7.10     OWNERSHIP.............................................................................             36

ARTICLE 8.        THE AGENT.............................................................................             37

         8.1      APPOINTMENT AND AUTHORIZATION.........................................................             37

         8.2      GENERAL IMMUNITY......................................................................             37

         8.3      CONSULTATION WITH COUNSEL.............................................................             38

         8.4      DOCUMENTS.............................................................................             38

         8.5      RIGHTS AS A LENDER....................................................................             38

         8.6      RESPONSIBILITY OF AGENT...............................................................             38

         8.7      COLLECTIONS AND DISBURSEMENTS.........................................................             38

         8.8      INDEMNIFICATION.......................................................................             39

         8.9      EXPENSES..............................................................................             39

         8.10     NO RELIANCE...........................................................................             40

         8.11     REPORTING.............................................................................             40

         8.12     REMOVAL OF AGENT......................................................................             40

         8.13     ACTION ON INSTRUCTIONS OF LENDERS.....................................................             40

         8.14     SEVERAL OBLIGATIONS...................................................................             40

         8.15     CONSENT OF LENDERS....................................................................             40

         8.16     PARTICIPATION AND ASSIGNMENTS.........................................................             42

         8.17     OTHER CREDIT FACILITIES OF PNC BANK, NATIONAL ASSOCIATION.............................             43

ARTICLE 9.        MISCELLANEOUS PROVISIONS..............................................................             43

         9.1      FEES AND EXPENSES.....................................................................             43

         9.2      TAXES.................................................................................             43

         9.3      PAYMENTS..............................................................................             44

         9.4      SURVIVAL OF AGREEMENTS AND REPRESENTATIONS, WAIVER OF TRIAL BY JURY...................             44

         9.5      LIEN ON AND SET-OFF OF DEPOSITS.......................................................             44

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
         9.6      MODIFICATIONS, CONSENTS AND WAIVERS; ENTIRE AGREEMENT.................................             45

         9.7      REMEDIES CUMULATIVE...................................................................             45

         9.8      FURTHER ASSURANCES....................................................................             45

         9.9      NOTICES...............................................................................             46

         9.10     COUNTERPARTS..........................................................................             46

         9.11     CONSTRUCTION; GOVERNING LAW; JURISDICTION.............................................             47

         9.12     SEVERABILITY..........................................................................             47

         9.13     BINDING EFFECT; NO ASSIGNMENT OR DELEGATION...........................................             47

         9.14     JOINT AND SEVERAL OBLIGATIONS.........................................................             47

         9.15     THIRD PARTY...........................................................................             48

         9.16     CONFIDENTIALITY OF INFORMATION........................................................             48

                                 CREDIT AGREEMENT

         AGREEMENT (the "Agreement") made as of this 23 day of May, 2001, by and among SAFEGUARD SCIENTIFICS, INC., a Pennsylvania corporation ("SSI" or a "Borrower"), SAFEGUARD SCIENTIFICS (DELAWARE) INC., a Delaware corporation ("SSD" or a "Borrower") and SAFEGUARD DELAWARE, INC., a Delaware corporation ("SDI" or a "Borrower" and, collectively with SSI and SSD, the "Borrowers"), PNC BANK, NATIONAL ASSOCIATION and the other lending institutions listed from time to time on Schedule A attached hereto and incorporated herein that are parties to this Agreement (collectively, "Lenders" and singly, a "Lender"), PNC BANK, NATIONAL ASSOCIATION, a national banking association, as issuer of letters of credit hereunder (in such capacity, "Issuer"), and PNC BANK, NATIONAL ASSOCIATION, as administrative and collateral agent for the Issuer and Lenders hereunder (in such capacity, "Agent").

         The Borrowers have requested Lenders to establish certain credit facilities and Lenders are willing to do so under and subject to the terms hereof.

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

Article 1.        Definitions.

         1.1      Terms Defined.

         As used in this Agreement, the following terms shall have the following respective meanings set forth below or set forth in the section referred to following such term:

         "Adjusted Earnings" - earnings as otherwise calculated in accordance with generally accepted accounting principles but eliminating therefrom all then past and present earnings attributable to ICG which Borrowers realize as a result of the application of the equity method of accounting for Borrowers' investment in ICG.

         "Adjusted Tangible Net Worth" - Tangible Net Worth, adjusted in order to (i) reflect the then ICG Stock Value as an asset in an amount not to exceed $100,000,000 and (ii) otherwise eliminate the then past and present impact on the "owner's equity" portion of Borrowers' balance sheet resulting from the application of the equity method of accounting for Borrowers' investment in ICG.

         "Advance" or "Advances" - Revolving Loan Advance(s).

         "Business Day" - any day other than Saturday, Sunday or any other day on which commercial banks in Pennsylvania and New York are authorized or required by law or executive order to close.

         "Capitalized Lease Obligations" - as to any Person, any obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under generally accepted accounting principles. For purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles.

         "Certificate" - a certificate executed either by the president, the treasurer or controller or any vice president of any Borrower.

         "Closing" - the transactions provided for in Sections 4.1 and 4.2 hereof.

         "Collateral" - the collateral provided for herein and in the Security Documents.

         "Collateral Coverage Base" - a dollar amount equal to the following percentages of the value of the Collateral Coverage Securities, in no event, however, to exceed the lesser of (i) as to Collateral Coverage Securities which constitute "margin stock" pursuant to Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 et seq. ("Regulation U"), 50% (or the then maximum "loan value" for margin stock pursuant to Regulation U) of the value of such Collateral Coverage Securities, (ii) as to Collateral Coverage Securities of any one issuer, 50% of the then Revolving Loan Commitment, and
(iii) the following dollar maximum specified for each type of Collateral Coverage Securities:

                           SECURITIES                       %                       MAXIMUM $
                           ----------                      ---                      ---------
                      ICG                                    25%                  $  50 Million
                      Compucom                            33.33%                  $37.5 Million
                      Cambridge                              50%                  $  50 Million
                      Tangram                                25%                  $   5 Million
                      USDATA                                 25%                  $12.5 Million
                      Sanchez                                50%                  $37.5 Million
                      ChromaVision                           25%                  $12.5 Million
                      OAO                                    25%                  $12.5 Million
                      eMerge                                 25%                  $12.5 Million
                      Pac-West                               25%                  $12.5 Million
                      Life F/X                               25%                  $12.5 Million
                      New Public Companies                   25%                  $  25 Million

         "Collateral Coverage Securities" - Pledged Securities consisting of common stock issued by one or more of the following corporations but only as long as (A) such securities are traded on the New York Stock Exchange or on the NASDAQ national market, (B) such securities are not Restricted Securities, and
(C) the per share value of such securities has after the date hereof (including after the date of any re-inclusion as next set forth) not been $1.00 or less for ten (10) consecutive trading days; provided, however, that if the per share value of such securities shall thereafter be maintained at more than $1.00 for thirty (30) consecutive trading days, such securities shall be included in "Collateral Coverage Securities" from and after the next succeeding day, without notice or further action:

                  (i)      CompuCom Systems, Inc. ("CompuCom")

                  (ii) Cambridge Technology Partners (Massachusetts), Inc. ("Cambridge")

                  (iii)    OAO Technology Solutions, Inc. ("OAO")

                  (iv)     eMerge Interactive, Inc. ("e-Merge")

                  (v)      Tangram Enterprise Solutions, Inc. ("Tangram")

                  (vi)     USDATA Corporation ("USDATA")

                  (vii)    ChromaVision Medical Systems, Inc. ("ChromaVision")

                  (viii)   Sanchez Computer Associates, Inc. ("Sanchez")

                  (ix)     Pac-West Telecomm, Inc. ("Pac-West")

                  (x)      Internet Capital Group ("ICG")

                  (xi)     LifeF/X, Inc. ("LifeF/X")

                  (xii)    New Public Companies

         "Commitment Termination Date" - May 21, 2002.

         "Compliance Certificate" - as defined in Section 4.2(g) hereof.

         "Cost of Prepayment" - with respect to prepayment of principal earning interest at the LIBOR Rate, an amount equal to the present value, if positive, of the product of (a) the difference between (i) the yield, on the beginning date of the applicable Rate Period, of a U.S. Treasury obligation with a maturity similar to the applicable Rate Period minus (ii) the yield on the prepayment date, of a U.S. Treasury obligation with a maturity similar to the remaining maturity of the applicable Rate Period, and (b) the principal amount to be prepaid, and (c) the number of years, including fractional years, from the prepayment date to the end of the applicable Rate Period. The yield on any U.S. Treasury obligation shall be determined by reference to Federal Reserve Statistical Release H.15(519) "Selected Interest Rates". For purposes of making present value calculations, the yield to maturity of a similar maturity U.S. Treasury obligation on the prepayment date shall be deemed the discount rate. The Cost of Prepayment shall also apply to any payments made after acceleration of the maturity.

         "Debt Instrument" - as defined in Section 7.4(a) hereof.

         "Default" - an event which with notice or the lapse of time or both would constitute an Event of Default.

         "Dollars" and "$" - lawful money of the United States of America.

         "Equity Interests" - any loans, advances or extensions of credit (other than guaranties) or any purchase of any debt or equity security, including without limitation, capital stock, bonds, debentures, notes, general partnership interests, limited partnership interests, warrants or other rights, all whether certificated or uncertificated.

         "ERISA" - as defined in Section 3.14 hereof

         "Event of Default" - as defined in Article 7 hereof.

         "Fed Funds Rate" - The daily rate of interest announced from time to time by the Board of Governors of the Federal Reserve System in publication H.15, or any successor publication, as the "Federal Funds Rate".

         "Financial Statements" -

         (a) The audited balance sheets of SSI and its Subsidiaries (including, without limitation, SSD and SDI) at December 31, 2000, and the related audited consolidated statements of operations, shareholder's equity and cash flows, and the notes thereto, of SSI and its Subsidiaries for the above mentioned year certified without qualification or explanatory paragraphs by independent certified public accountants satisfactory to the Agent;

         (b) The unaudited consolidating balance sheets of SSI and its Subsidiaries (including without limitation, SSD and SDI), as at December 31, 2000, and the unaudited internal consolidating statement of operations of SSI and its Subsidiaries (including, without limitation, SSD and SDI) for the twelve months then ended; and

         (c) The unaudited consolidated balance sheets of SSI and its Subsidiaries (including, without limitation, SSD and SDI) as at December 31, 2000, and the related unaudited consolidated statement of operations and cash flows, and the notes thereto, of SSI and its Subsidiaries (including without limitation SSD and SDI) for the twelve months then ended.

         "Funded Debt" - as of any date, without duplication, all Indebtedness for borrowed money, including without limitation outstanding Advances (including the face amount of outstanding Letters of Credit) and unreimbursed draws on Letters of Credit, but excluding Subordinated Indebtedness.

         "ICG" - Internet Capital Group

         "ICG Stock" - common stock of ICG now or hereafter owned by the Borrowers.

         "ICG Stock Value" - the market value of the ICG Stock, valued in the same manner as Collateral Coverage Securities as set forth in Section 2.15 hereof. If the ICG Stock ever ceases to be traded on the NASDAQ national market, the ICG Stock Value shall then and thereafter be deemed to be $0 for all purposes hereof.

         "Included Subsidiary" - the entities set forth in Schedule 1.1. hereto, together with each new partnership established by Borrowers after the date hereof the purpose of which is to hold acquisitions other than private equity fund interests.

         "Indebtedness" - with respect to any Person, without duplication, all
(i) liabilities or obligations which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations of such Person but excluding in any event contingent funding or capitalization commitments; (ii) liabilities or obligations secured by Liens on any assets of such Person, whether or not such liabilities or obligations shall have been assumed by it; and (iii) liabilities in connection with interest rate and currency hedge agreements, including Permitted SWAPS.

         "IRS" - as defined in Section 3.14 hereof.

         "Leases" - leases and subleases (other than the leases or subleases the obligation to pay rent or other amounts under which is a Capitalized Lease Obligation), licenses, easements, grants, pole attachment and conduit or trench agreements and other attachment rights and similar instruments under which any Borrower has the right to use real or personal property or rights of way.

         "Lending Office" - 1600 Market Street, Philadelphia, Pennsylvania 19103 or such other office as the Agent may from time to time specify to the Borrowers as the office at which Advances are to be made.

         "Letters of Credit" - as defined in Section 2.1.1(b) hereof.

         "Liabilities" - for the purposes of calculating Tangible Net Worth and for the purposes of determining "Liabilities" of Borrowers, Liabilities shall not include minority shareholder interest which may appear on a balance sheet of SSI, prepared in accordance with generally accepted accounting principles, consistently applied.

         "Lien" - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of this Agreement, any Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other person for security purposes.

         "Liquidity" - (A) cash of Borrowers, including money market accounts and other like liquid deposit and investment accounts, not subject to a lien or right of set-off in favor of any Person other than in favor of Lenders as security for the Obligations, and which is not on deposit with or otherwise in the possession of any Person to which any Borrower has any obligations or has any indebtedness owing other than the Lenders with respect to the Obligations, minus the then outstanding principal balance (including the face amount of outstanding Letters of Credit and unreimbursed draws) of the Revolving Loan.

         "Loan Documents" - this Agreement, the Notes, the Security Documents and all other documents executed and delivered in connection herewith or therewith, including all amendments, modifications and supplements of or to all such documents.

         "Majority Lenders" - at any time, Lenders holding Pro Rata Percentages aggregating at least 66.67% at such time.

         "Material Adverse Effect" - any specified event, condition or occurrence as to any Borrower which individually or in the aggregate with any other such event, condition or occurrence and whether through the effect on such Borrower's business, property, prospects, profits or condition (financial or otherwise) or otherwise could reasonably be expected to result in, to the extent not fully covered by insurance, any liability, loss, forfeiture, penalty, costs, fine, expense, payment or other monetary obligation or loss of property in excess of $10,000,000.00 as to any Borrower or as to all Borrowers taken as a whole.

         "Monetization/Sub Debt Annual Limit" - $400,000,000.

         "New Public Companies" - corporations in which a Borrower hereafter acquires common stock.

         "Notes" - the Revolving Loan Notes.

         "Obligations" - the obligations of the Borrowers to pay the principal of and interest on the Notes and to satisfy and perform all of their other existing and future obligations, liabilities and indebtedness to Agent, Issuer and each Lender hereunder and under any of the other Loan Documents, including, without limitation, any extensions, modifications, restatements, renewals thereof and substitutions therefor.

         "Permitted SWAPS" - swap, cap, collar and other interest rate hedging products, provided that any such product is purchased from one or more of the Lenders and in order to hedge solely against the interest rates hereunder for Revolving Loan Advances.

         "Person" - an individual, partnership, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof.

         "Pledge Agreement" - The Pledge Agreement between Agent and Borrowers dated the date hereof, as the same may hereafter be amended from time to time.

         "Pledged Securities" - Securities owned by the Borrowers pledged as collateral from time to time for the performance of the Borrowers' Secured Obligations.

         "Post-Default Rate" - in respect of any amounts not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on the due date until such amounts are paid in full equal to 2% per annum above the rate(s) otherwise applicable to such amounts as provided for in Section 2.8 hereof.

         "Prime Rate" - the interest rate which Agent announces from time to time at its Principal Office as its prime rate. Each change in any interest rate provided for herein based upon the Prime Rate resulting from a change in the Prime Rate shall take effect at the time of such change in the Prime Rate. The Borrowers acknowledge that such Prime Rate is not tied to an external rate of interest or index and does not necessarily reflect the lowest rate of interest actually charged by the Agent to any particular class or category of customer.

         "Principal Office" - Agent's principal office presently located at 1600 Market Street, Philadelphia, Pennsylvania 19103.

         "Pro Rata Percentage" - The percentage set forth opposite each Lender's name on Schedule A.

         "Property" - any interest in any kind of property or asset, whether real, personal or mixed or tangible or intangible.

         "Quarterly Dates" - the last Business Day of each March, June, September and December.

         "Restricted Securities" - securities now or hereafter owned by a Borrower which such Borrower is, or Agent or any Lender as pledgor or if required from Borrowers would be, prohibited under applicable federal or state law or regulations, or pursuant to private contract (including so-called broker lock-up agreements), from publicly offering or selling in open market transactions throughout the United States. For this purpose securities which can lawfully be sold pursuant to Rule 144 of the Securities Act of 1933, as amended, subject only to volume limitations set forth in Rule 144(e), are not "Restricted Securities" solely by reason of such volume limitations.

         "Revolving Credit Period" - as defined in Section 2.1.1(a) hereof.

         "Revolving Loan" - as defined in Section 2.1.1(a) hereof.

         "Revolving Loan Commitment" - $100,000,000, as the same may be reduced pursuant to Section 2.2 hereof.

         "Revolving Loan Advance" - as defined in Section 2.1.1(a) hereof.

         "Revolving Loan Notes" - as defined in Section 2.9 hereof.

         "Secured Obligations" - all Obligations.

         "Securities Monetization" - the transfer by a Borrower of stock pursuant to a transaction substantially identical to that provided for in the Sails Mandatorily Exchangeable Securities Contract dated as of August 30, 1999 among SSD, Credit Suisse Financial Products and CSFP, Inc., and which is otherwise satisfactory to the Agent and the Majority Lenders in their reasonable business judgment, but excluding any modifications, extensions, refinancings or restructuring of any such transactions consummated prior to the date hereof to the extent such modifications, etc. do not increase Borrowers' monetary obligations. In the event of any disagreement between the parties as to whether a transaction proposed to be entered into by the Borrowers constitutes a "Securities Monetization" for purposes hereof, the good faith determination by the Agent shall be conclusive.

         "Security Documents" - as defined in Section 2.14 hereof.

         "Sub Debt Aggregate Sub Limit" - $500,000,000.

         "Subordinated Indebtedness" - unsecured Indebtedness of the Borrowers the holder of which has agreed with or for the benefit of the Lenders pursuant to a written agreement satisfactory to Agent and the Majority Lenders that the principal of and interest on such Indebtedness will not be repaid in any liquidation or dissolution of the Borrowers until all obligations and indebtedness of Borrowers to Lenders have been repaid in full and Lenders' lending commitment to Borrowers has terminated, and which is otherwise satisfactory to Agent in its reasonable business judgment. In the event of any disagreement between the parties as to whether a transaction proposed to be entered into by the Borrowers constitutes Subordinated Indebtedness for purposes hereof, the good faith determination by the Agent shall be conclusive.

         "Subsidiary" - any corporation controlled directly, or indirectly through one or more intermediaries, of any Borrower.

         "Tangible Net Worth" - the excess of total assets over the sum of total liabilities (excluding Subordinated Indebtedness) and minority shareholder interests, to be determined in accordance with generally accepted accounting principles consistent with those applied in the preparation of the Financial Statements, excluding, however, from the determination of total assets (without duplication) (a) all assets which would be classified as intangible assets under generally accepted accounting principles, including, without limitation, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises, and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and research and development costs); (b) treasury stock; (c) cash set apart and held in sinking or other analogous funds established for the purpose of redemption or other retirement of capital stock; (d) to the extent not already deducted from total assets, reserves for depreciation, depletion, obsolescence and/or amortization of properties and all other reserves or appropriations of retained earnings which, in accordance with generally accepted accounting principles, should be established in connection with the businesses conducted by the Borrowers; (e) to the extent not provided for in clause (a) or (d) above, the amount, if any, by which the value of any assets or business hereafter acquired at the time of the acquisition thereof unreasonably exceeds the book value thereof on the books of the Person from whom such assets or business were so acquired (before any write-up of such book value by such Person in contemplation of such acquisition if such write-up shall have occurred within nine (9) months prior to the date of signing of any contract relating to such acquisition); and (f) loans to employees, whether for purchasing stock of the Borrowers or any Subsidiaries or otherwise; provided that the loans made or to be made in the approximate amount of $35,000,000 owing from Warren V. Musser shall not be deemed to be loan(s) to employees for purposes hereof.

         1.2      Directly or Indirectly.

         Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provisions shall be applicable whether such action is taken directly or indirectly by such Person.

         1.3      Accounting Terms; Test Group.

                  (a) Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given thereto in accordance with generally accepted accounting principles; provided, however, that notwithstanding any contrary definition provided herein, with respect to the use of the term "Subsidiary" in connection with financial reporting required hereunder, such term shall have the meaning customarily given thereto in accordance with generally accepted accounting principles. If the generally accepted accounting principles in effect on the date hereof shall change, the terms calculated herein under such principles shall be changed accordingly.

                  (b) The financial covenants set forth in Sections 6.8 and 6.9 hereof shall be computed on a separate basis for the Borrowers, without combination or consolidation with any other Person, including any Subsidiary of any Borrower unless such Subsidiary is another Borrower.

Article 2.        Amount and Terms of Revolving Loan; Collateral.

         2.1.1    Revolving Loan.

                  (a) (i) Subject to the terms and conditions of this Agreement, each Lender hereby establishes for Borrowers a revolving credit facility (collectively, the "Revolving Loan") pursuant to which Lenders will make cash loans and Issuer will issue Letters of Credit hereinafter provided for in this
Section 2.1.1 (individually, a "Revolving Loan Advance" and, collectively, the "Revolving Loan Advances") to or for the account of the Borrowers, at any time and from time to time during the period (the "Revolving Credit Period") from the date hereof to and including the Commitment Termination Date, in an aggregate principal amount at any one time outstanding (including, without duplication, the face amount of all outstanding Letters of Credit and unreimbursed draws on Letters of Credit) up to but not exceeding the lesser of the Revolving Loan Commitment as then in effect or the Collateral Coverage Base. Subject to the terms of this Agreement, during the Revolving Credit Period the Borrowers may borrow, repay and reborrow (all as provided herein).

                           (ii) On Friday (or, if not a Business day, the
immediately preceding Business Day of each such week) of each week, Borrowers shall execute a Borrowing Base Certificate ("Borrowing Base Certificate") prepared by Borrowers and certified by their corporate controller or chief financial officer setting forth the values of the Collateral and the

Borrowers' compliance with the Collateral Coverage Base as of the immediately preceding Business Day.

                           (iii) Each Lender agrees severally to make cash
Revolving Loan Advances to Borrowers, as a part of the Revolving Loan, subject to the terms of this Agreement, up to such Lender's Pro Rata Percentage of the Revolving Loan, as more fully set forth in Section 2.5 hereof.

                  (b) (i) During the Revolving Credit Period, Borrowers may obtain letters of credit (each a "Letter of Credit" and, collectively, "Letters of Credit") from the Issuer, on behalf of all Lenders, in an aggregate amount not to exceed $10,000,000 (measured by the face amount thereof) at any time outstanding, upon prior approval of the Issuer, on such terms (including without limitation the expiry date, which Borrowers agree will in no event be twelve months beyond the Commitment Termination Date) as the Issuer may require and with such documentation, including Issuer's then standard Letter of Credit Application and Security Agreement, as shall be satisfactory in form and substance to the Issuer. Borrowers will pay to Agent, for the account of each Lender in accordance with their Pro Rata Percentages, a letter of credit fee for each Letter of Credit issued hereunder in the amount of 2.5% per annum of the face amount of such Letter of Credit, payable quarterly in arrears (measured from the date of issuance) (the "L/C Fee"). Borrowers will pay to Issuer, for its own account, all issuance, negotiation, draw and other administrative fees from time to time assessed by Issuer in accordance with Issuer's then standard fee schedule for the issuance and administration of letters of credit.

                           (ii) (A) Immediately upon the issuance of any Letter
of Credit, Issuer is deemed to have granted to each other Lender, and each other Lender is hereby deemed to have acquired, an undivided participating interest (without recourse to or warranty by Issuer), in accordance with each such other Lender's respective Pro Rata Percentage, in all of Issuer's rights and liabilities with respect to such Letter of Credit. Each Lender shall be directly and unconditionally obligated to Issuer, according to its Pro Rata Percentage, to reimburse Issuer for any draws not reimbursed by Borrowers in accordance with the terms hereof, made at any time without regard to the occurrence of a Default or Event of Default (including, without limitation, any draw made following the commencement of any bankruptcy, reorganization, receivership, liquidation or dissolution proceeding with respect to any Borrower) under any Letter of Credit outstanding under the Revolving Loan.

                                    (B) Each Letter of Credit issued from time
to time under the Revolving Loan which remains undrawn (and the amounts of draws on Letters of Credit prior to payment as hereinafter set forth) shall reduce dollar for dollar the amount available to be borrowed by Borrowers under the Revolving Loan.

                                    (C) In the event of any request for drawing
under any Letter of Credit by the beneficiary thereof, Issuer shall promptly notify Borrowers and Borrowers shall immediately reimburse Issuer on the day when such drawing is honored, including by way of a cash Revolving Loan Advance under the Revolving Loan if otherwise available pursuant to this Agreement. Borrowers' reimbursement obligation for draws under Letters of Credit shall herein be referred to collectively as Borrowers' "Reimbursement Obligations". All of Borrowers' Reimbursement Obligations hereunder with respect to Letters of Credit shall apply unconditionally and absolutely to, and shall be joint and several with respect to, Letters of Credit issued hereunder on behalf of Borrowers.

                                    (D) (1) In the event that Borrowers shall
fail to reimburse Issuer as provided in subpart (C) above in an amount equal to the amount of the drawing honored by Issuer under a Letter of Credit, Issuer shall promptly notify each Lender of the unreimbursed amount of such drawing and of such Lender's participation therein based on such Lender's Pro Rata Percentage. Each Lender shall make available to Issuer an amount equal to its respective participation in same day funds, at the office of Issuer specified in such notice, not later than 1:00 p.m. (Philadelphia time) on the Business Day after the date notified by Issuer. In the event that any Lender fails to make available to such Issuer the amount of such Lender's participation based on such Lender's Pro Rata Percentage in such Letter of Credit, as provided in this Section 2.1.1(b), Issuer shall be entitled to recover such amount on demand from such Lender together with interest at the Fed Funds Rate for one (1) Business Day and thereafter at two (2) percentage points above the Agent's Prime Rate. Nothing in this Section shall be deemed to relieve any Lender from its obligation to pay all amounts payable by it under this Section with respect to any Letter of Credit issued by Issuer or to prejudice any rights that Issuer may have against a Lender as a result of any default by such Lender hereunder and no Lender shall be responsible for the failure of any other Lender to pay its respective participation, based on its Pro Rata Percentage, payable under this Section.

                                            (2) In connection with the failure
of any Lender to make available to Issuer the amount of such Lender's participation in any Letter of Credit, such Lender hereby agrees to indemnify Issuer from and against any and all costs and expenses (including, without limitation, reasonable attorneys' fees, allocated costs of internal counsel and the costs in connection with any related litigation) which Issuer may incur or be subject to as a consequence, direct or indirect, of the failure of such Lender to make available its participation in such Letter of Credit. Notwithstanding anything to the contrary contained in this Section, no Lender failing to provide its participation in any Letter of Credit shall have any obligation to indemnify Issuer in respect of any liability incurred by Issuer arising solely out of the gross negligence or willful misconduct of Issuer.

                                    (E) The obligation of Borrowers to reimburse
Issuer for drawings made (or Lenders for cash Revolving Loan Advances made to cover drawings made) under the Letters of Credit and the obligations of Lenders to Issuer under Section 2.1.1(b)(ii)(D) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

                                            (1) any lack of validity or
enforceability of any Letter of Credit;

                                            (2) the existence of any claim,
setoff, defense or other right that Borrowers or any other Person may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or transferee may be acting), Issuer, Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;

                                            (3) any draft, demand, certificate
or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                                            (4) payment by Issuer under any
Letter of Credit against presentation of a demand, draft or certificate, or other document that does not comply with the terms of such Letter of Credit unless Issuer shall have acted with willful misconduct or gross negligence in issuing such payment; or

                                            (5) the fact that a Default or Event
of Default shall have occurred and be continuing.

                                    (F)     (1) In addition to amounts payable
as elsewhere provided in this Section, without duplication, Borrowers hereby agree to protect, indemnify, pay and save Issuer, Agent and Lenders harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which Issuer may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of the Letters of Credit or (B) the failure of Issuer to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Government Acts").

                                            (2) As between Borrowers and Issuer,
Agent, and Lenders, Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuer by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible: (a) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (c) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit so long as Issuer acts in good faith and without gross negligence or willful misconduct; (d) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they are in cipher, unless any of the foregoing are caused by Issuer's gross negligence or willful misconduct; (e) for errors in interpretation of technical terms; (f) for any loss or delay in the transmission of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof, unless caused by Issuer's gross negligence or willful misconduct; (g) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (h) for any consequences arising from causes beyond the control of Issuer, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of Issuer's rights or powers hereunder.

                                            (3) In furtherance and extension and
not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by Issuer in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not create any liability on the part of Issuer to Borrowers.

                                            (4) The term "Lender" shall, unless
the context otherwise indicates, include the Issuer in its individual capacity as a Lender.

         2.2      Changes in Revolving Loan Commitment.

         The Borrowers shall be entitled to terminate or reduce the Revolving Loan Commitment, provided that the Borrowers shall give notice of each such termination or reduction to the Agent as provided in Section 2.3 hereof and that any partial reduction of the Revolving Loan Commitment shall be in an aggregate amount equal to $100,000 or an integral multiple thereof. Any such termination or reduction shall be permanent and irrevocable.

         2.3      Notices.

         SSI, as agent hereunder for the Borrowers, shall give the Agent telephonic and written notice of each termination or reduction of the Revolving Loan Commitment, each borrowing, and repayment of the Revolving Loan. All requests for borrowings shall be made, subject to the terms and conditions of this Agreement and subject further to the terms of
Section 2.5(c) hereof, by telephonic or facsimile request of any Borrower. Agent may rely upon any and all telephonic, facsimile and written requests purported to be made by any Borrower through any of its officers. Each such written notice shall be irrevocable and shall be effective only if received by the Agent not later than 1:00 p.m., Philadelphia time, on the date which is: (a) in the case of each notice of termination one Business Day prior to the date of the related termination, and (b) in the case of a notice of borrowing or reduction, the Business Day on which the requested borrowing or reduction is to be made, subject, as to borrowings for which the LIBOR Rate is being selected, to the provisions of Section 2.8(c) hereof.

         2.4      Fees

                  (a) The Borrowers shall pay to the Agent, for the account of each Lender in accordance with their Pro Rata Percentages, a commitment fee at the rate of four-tenths of one percent (4/10%) per annum on the daily average unused amount of the Revolving Loan Commitment (which shall be calculated as the Revolving Loan Commitment minus all cash advances outstanding under the Revolving Loan on the date of such calculation) during each calendar quarter for the period from the date hereof to and including the earlier of the date on which the Revolving Loan Commitment is terminated or the Commitment Termination Date. The commitment fee shall be payable quarterly in arrears on the Quarterly Dates and on the earlier of the date the Revolving Loan Commitment is terminated or the Commitment Termination Date.

                  (b) The Borrowers shall pay to Agent, for its own account, a non-refundable Agent Fee (the "Agent Fee") in such amount as to which Agent and Borrowers may from time to time agree.

         2.5      Borrowings.

                  (a) Except as otherwise provided in subparts (b), (c) and (e) below, upon receiving a request for a cash Advance in accordance with Section
2.3 hereof, Agent shall prior to 2:00 p.m. or as soon as reasonably practical thereafter notify all Lenders of the request. Each Lender shall advance its applicable Pro Rata Percentage of the requested Advance to Agent by remitting federal funds, immediately available, to Agent pursuant to Agent's instructions prior to 3:00 p.m. Philadelphia time or as soon as is reasonably practicable thereafter on the date of such notice. Subject to the satisfaction of the terms and conditions hereof, and receipt by the Agent of all required funds from the other Lenders, Agent shall make the requested Advance available to the Borrowers by crediting such amount to SSI's operating account with Agent, or to such other account as SSI may from time to time designate to Agent, as soon as is reasonably practicable thereafter on the day on which such Advance was requested.

                  (b) In lieu of the foregoing, Agent may, in its discretion (and without any obligation to do so or continue to do so), fund the Pro Rata Percentage of an Advance (including any cash Revolving Loan Advance to reimburse Issuer for unreimbursed draws under a Letter of Credit) on behalf of any one or more Lenders (unconditionally and absolutely obliging such affected Lender to reimburse Agent in full without deduction or setoffs for its portion of such Advance) with a settlement among Lenders on the following Business Day or under such other settlement procedures as Agent and Lenders may mutually agree upon from time to time.

                  (c) In addition to the funding procedure set forth in subparts
(a) and (b) above, Agent hereby establishes for the Borrowers an interim line of credit (herein, the "Swing Line") under which Agent will at Borrowers' request, for Agent's own account except as otherwise set forth in this Section 2.5(c), fund cash Revolving Loan Advances under the Revolving Loan, subject to the following terms and conditions:

                           (i) Revolving Loan Advances made from the Swing Line shall not exceed $15,000,000 in the aggregate at any time outstanding;

                           (ii) principal outstanding under the Swing Line will accrue interest at the Agent's Prime Rate as otherwise set forth in Section 2.8
                                    (a) hereof, which interest shall, except as provided in subpart (vii) below, be entirely for Agent's own account;

                           (iii) all principal payments made by Borrower on account of the Revolving Loan shall be applied first to principal outstanding under the Swing Line prior to application thereof to the principal of the Revolving Loan not advanced under the Swing Line;

                           (iv) if there is neither any Advance under nor repayment of principal on account of the Swing Line for seven (7) consecutive Business Days, the unpaid principal of the Swing Line as of the expiration of such seven (7) Business Day period shall be funded by Banks under the Revolving Loan in accordance with subpart (a) or (b) above, as the case may be;

                           (v) the Swing Line will be advanced pursuant to the procedures set forth in and will otherwise be subject to the terms of the Working Cash Agreements referred to in
                                    Section 4.2 hereof;

                           (vi) except as otherwise specifically set forth in this subpart (c), Advances under the Swing Loan are subject to the same terms and conditions of this Agreement which are applicable to the Revolving Loan and shall be deemed to be "Obligations" and "Secured Obligations" of the Borrowers for all purposes of this Agreement, and in no event will the outstanding principal of the Swing Line, when taken together with the outstanding principal of the Revolving Loan (including the face amount of Letters of Credit and outstanding Reimbursement Obligations), exceed the Revolving Loan Commitment; and

                           (vii) immediately upon the making by Agent of each cash Advance under the Swing Line (each such advance being herein called a "Swing Loan"), Agent is deemed to have granted to each Lender, and each Lender is hereby deemed to have acquired, an undivided participating interest (without recourse to or warranty by Agent), in accordance with each such Lender's respective Pro Rata Percentage, in all of Agent's rights and liabilities with respect to such Swing Loan. In the event that the Obligations are accelerated incident to an Event of Default, Agent shall promptly notify each Lender of the unpaid principal balance of all Swing Loans and all of such Lender's participation therein based on such Lender's Pro Rata Percentage. Each Lender shall make available to Agent an amount equal to its respective participation in same day funds, at the office of Agent specified in such notice, not later than 1:00 p.m. (Philadelphia time) on the Business Day after the date notified by Agent. In the event that any Lender fails to make available to Agent the amount of such Lender's participation based on such Lender's Pro Rata Percentage in such Swing Loans, Agent shall be entitled to recover such amount on demand from such Lender together with interest at the Fed Funds Rate for one (1) Business Day and thereafter at two (2) percentage points above the Agent's Prime Rate. Agent shall distribute to each other Lender which has paid all amounts payable by it under this subpart (c) with respect to any Swing Loans, such other Lender's share, based on such Lender's Pro Rata Percentage, of all payments received by Agent from Borrowers in payment of such Swing Loans, when such payments are received.

                  (d) Neither Agent nor any other Lender shall be obligated, for any reason whatsoever, to advance the share of any other Lender. If such corresponding amount is not made available to Agent by such Lender on the date the Advance is to be made and Agent elects (at its discretion, without any obligation to do so) to make such Lender's share of the Advance (including any cash Revolving Loan Advance to reimburse Issuer for unreimbursed draws under a Letter of Credit), Agent shall be entitled to recover such amount on demand from such Lender, together with interest in respect of each day during the period commencing on the date such amount was made available to the Borrowers (or on that date Agent required such funds to be advanced pursuant to the settlement procedures established by Agent) and ending on (but excluding) the date Agent recovers such amount, at a per annum rate equal to the Fed Funds Rate for the first Business Day and thereafter at two (2) percentage points above the Agent's Prime Rate. Agent shall also be entitled to recover any and all losses and damages (including without limitation, attorneys' fees) from any Lender failing to so advance upon demand of Agent. Agent may set off the obligations of a Lender under this paragraph against any distributions or payments of the Obligations which Agent would otherwise make available to such Lender. To the extent any Lender fails to provide or delays providing its respective Pro Rata Percentage of any requested Advance, such Lender's Pro Rata Percentage of all payments of the Obligations (but not its Pro Rata Percentage of Advances required to be funded by such Lender) shall decrease to reflect the actual percentage which its actual outstanding Advances bears to the total outstanding Advances of all Lenders. If a Lender fails to make its share of any Advance available to the Agent within three (3) Business Days after the date such Lender was obligated to do so under the terms hereof, the Borrowers agree that the Agent, if the Agent at its election advanced such share on such Lender's behalf, shall be entitled to recover such amount with interest therein at the Agent's Prime Rate, on demand, from the Borrower.

         2.6      Use of Loan Proceeds.

         Advances under the Revolving Loan shall be used solely for general corporate purposes, including for acquisition of Equity Interests subject to the limitations set forth in Section 6.6 hereof.

         2.7      Payment of Revolving Loan.

                  (a) Unless sooner accelerated pursuant to the terms hereof, the applicable Revolving Loan shall be due and payable on the Commitment Termination Date. Borrowers will, on the Commitment Termination Date, provide Agent with cash collateral in an amount equal to 105% of the face amount of all issued and then outstanding Letters of Credit issued under this Agreement.

                  (b) Except to the extent otherwise set forth in this Agreement, all payments of principal and of interest on the Revolving Loan, and all other fees and charges and any other Obligations of Borrowers hereunder, shall be made to Agent at its Principal Office, in United States dollars, in immediately available funds, and without set-off, counterclaim or deduction of any kind, not later than 1:00 p.m. Philadelphia time on the date on which such payment is due.

Agent and each Lender, on behalf of all Lenders, shall have the unconditional right and discretion to charge any Borrower's operating account with any such respective institution for all of Borrowers' Obligations as they become due from time to time under this Agreement including without limitation, interest, principal, fees and reimbursement of reasonable out-of-pocket expenses. Alternatively, Agent may in its discretion (and Borrowers hereby authorize Agent to) direct the Lenders to make a cash Advance under the Revolving Loan (subject to the terms and provisions of this Agreement) in a sum sufficient to pay all interest accrued and payable on the Obligations during the immediately preceding month and to pay all costs, fees and reasonable out-of-pocket expenses owing hereunder.

         2.8      Interest.

                  (a) Subject to the provisions of subsection (c) hereof and subject further to the provisions of Section 2.5(c)(ii), the Borrowers shall pay interest on the unpaid principal amount of each Advance for the period commencing on the date of such Advance until such Advance shall be paid in full, at a rate per annum equal to Agent's Prime Rate. Notwithstanding the foregoing, the Borrowers shall pay interest on any Advance, and on any other amount payable by the Borrowers hereunder (including, to the extent permitted by law, interest) which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise, and including all reimbursement obligations on Letters of Credit which are not immediately repaid from an Advance or otherwise) for the period commencing on the due date thereof until the payment in full at the Post-Default Rate. Except as provided in the next sentence, accrued interest on the Revolving Loan shall be payable (i) monthly in arrears within 10 days of Borrowers' receipt of a bill therefor, and (ii) on the earlier of the date the Revolving Loan Commitment is terminated or the Commitment Termination Date. Interest payable at the Post-Default Rate shall be payable from time to time on demand of the Agent. Interest shall continue to accrue and be paid at the applicable rate provided herein even after Default, an Event of Default, entry of judgment against any or all of the Borrowers or the commencement of any bankruptcy, reorganization or insolvency proceeding, and any such judgment entered in connection with the enforcement hereof or the collection of the Obligations shall earn interest at the Post-Default Rate.

                  (b) Notwithstanding any provision herein or in the Notes, the total liability for payments of interest, or in the nature of interest, shall not exceed the limits imposed by any applicable laws. If the terms of this Agreement or the Security Documents, the Notes, or any other agreement or instrument entered into in connection herewith require or shall require Borrowers to pay interest in excess of amounts allowed by law, the rate of interest payable shall be reduced immediately, without action by Lenders or Agent, to the applicable maximum rate, and any excess payment made by Borrowers at any time shall be immediately and automatically applied to the unpaid balance of the outstanding principal due hereunder and not to the payment of interest. In the event of acceleration of sums due hereunder, the total charges for interest and in the nature of interest shall not exceed the maximum allowed by law, and any excess portions of such charges which may have been prepaid and cannot be applied to repayment of principal shall be refunded to Borrowers. Borrowers agree that in determining whether or not any interest payable under this Agreement, the Notes or the Security Documents exceeds the highest applicable rate permitted by law, any non-principal payment including, without limitation, fees, costs, Post-Default Rate and late charges, shall be deemed to the extent permitted by law to be an expense, fee or penalty not deemed interest by law.

                  (c) (i) As used in this Section 2.8(c), the following terms shall have the following meanings:

                                    (A) "Good Business Day" means any day when
both Agent and banks in London, England are open for business.

                                    (B) "LIBOR Rate" means for any day during
each Rate Period (a) the per annum rate of interest (computed on a basis of a year of 360 days and actual days elapsed) determined by Agent as being the composite rate available to Agent at approximately 11:00 a.m., London time in the London Interbank Market, as referenced by Telerate (page 3750), in accordance with the usual practice in such market, for the Rate Period elected by Borrowers, in effect two (2) Good Business Days prior to the funding date for a requested LIBOR Rate advance for deposits of dollars in amounts equal (as nearly as may be estimated) to the amount of the LIBOR Rate advance which shall then be loaned by the Lenders to Borrowers as of the time of such determination, as such rate (the "Base Rate") may be adjusted by the reserve percentage applicable during the Rate Period in effect (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Rate Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for the Agent with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities" as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time, having a term equal to such Rate Period ("Eurocurrency Reserve Requirement"), plus (b) 2.50 percentage points. Such reserve adjustment shall be effectuated by calculating, and the LIBOR Rate shall be equal to, (a) the quotient of (i) the Base Rate divided by (ii) one minus the Eurocurrency Reserve Requirement, plus (b) 2.50 percentage points.

                                    (C) "Notification" means telephonic notice
(which shall be irrevocable) by Borrowers to Agent that Borrowers have requested that the LIBOR Rate, as quoted by Agent from time to time upon Borrower's request for quotation made not less than one (1) Business Day prior to the requested date of quotation, shall apply to some portion of the principal amount of the Revolving Loan in accordance with the provisions of this Section 2.8(c), which notice shall be given no later than 11:00 a.m. Philadelphia time, on the day which is at least 2 Business Days prior to the Business Day on which such election is to become effective, which notice shall specify (i) that the LIBOR Rate option is being selected; (ii) the principal amount of cash Advances under the Revolving Loan to be subject to such rate; (iii) whether such amount is a new advance, a renewal of a previous request of such rate, a conversion from one interest rate to another, or a combination thereof; (iv) the Rate Period(s) selected; and (y) the date on which such request is to become effective (which date shall be a date selected in accordance with Section 2.8(c) (ii) hereof).

                                    (D) "Rate Period" means for any portion of
principal under the Loans for which Borrowers elect the LIBOR Rate the period of time for which such rate shall apply to such principal portion. Rate Periods for principal earning interest at the LIBOR Rate shall be for periods of 30 days only until such time as PNC Bank, National Association, in its capacity as a "Lender" hereunder, has a Pro Rata Percentage of 26.660% or less, and thereafter for periods of 30, 60, 90 or 180 days and for no other length of time, provided, that, no Rate Period may end on other than a Business Day or after the Commitment Termination Date.

                           (ii) (A) Subject to the terms of this Section 2.8 (c)
(ii), by giving Notification, Borrowers may request to have all or a portion of the outstanding principal of cash Advances under the Revolving Loans, (other than Swing Loans) as hereinafter permitted earn interest at the LIBOR Rate as follows: (1) with respect to the principal amount of any cash Advance under the Revolving Loan, from the date of such Advance until the end of the Rate Period specified in the Notification; and/or (2) with respect to the principal amount of any portion of cash Advances under the Revolving Loan outstanding and earning interest at the LIBOR Rate at the time of the Notification related to such principal amount, from the expiration of the then current Rate Period related to such principal amount until the end of the Rate Period specified in the Notification; and/or (3) with respect to all or any portion of the principal amount of cash Advances under the Revolving Loan outstanding and earning interest at the Prime Rate at the time of Notification, from the date set forth in the Notification until the end of the Rate Period specified in the Notification.

                                    (B) Borrowers understand and agree: (1) that
subject to the provisions of this Agreement, the Prime Rate and the LIBOR Rate may apply simultaneously to different parts of the outstanding principal of cash Advances under the Revolving Loan, (2) that the LIBOR Rate applicable to any portion of outstanding principal may be different from the LIBOR Rate applicable to any other portion of outstanding principal, (3) that no more than 8 portions of principal of cash Advances under the Revolving Loan bearing interest at the LIBOR Rate may be outstanding at any one time, (4) that the minimum amount of principal for which any LIBOR Rate election may be made shall be $5,000,000, and
(5) that Agent shall have the right to terminate any Rate Period, and the interest rate applicable thereto, prior to maturity of such Rate Period, if Agent determines in good faith (which determination shall be conclusive) that continuance of such interest rate has been made unlawful by any Law to which any Lender may be subject, in which event the principal to which such terminated Rate Period relates thereafter shall earn interest at the Prime Rate.

                                    (C) After expiration of any Rate Period, any
principal portion corresponding to such Rate Period which has not been converted or renewed in accordance with this Section 2.8(c) (ii) shall earn interest automatically at the Prime Rate from the date of expiration of such Rate Period until paid in full, unless and until the Borrowers request and Agent approves a conversion to the LIBOR Rate in accordance with this Section 2.8. With respect to any cash Advances (whether an advance of new funds or an already outstanding amount), if Borrowers fail to request the LIBOR Rate option by giving Bank a Notification, or if Agent fails to approve such request when made, such principal amount shall earn interest at the Prime Rate.

                                    (D) Borrowers shall indemnify Lenders
against any and all loss or expense (including loss of margin) which any Lender actually has sustained or incurred as a consequence of (a) any payment of any principal amount earning interest at the LIBOR Rate on a day other than the last day of the corresponding Rate Period (whether or not any such payment is made pursuant to acceleration upon or after an Event of Default, demand by Agent otherwise made under this Agreement, by reason of an application of proceeds incident to an insured loss or condemnation of property, or for any other reason, and whether or not any such payment is consented to by Agent, unless Agent shall have expressly waived such indemnity in writing); (2) any attempt by a Borrower to revoke in whole or part any Notification given pursuant to this Agreement; (3) any conversion or renewal of any principal amount earning interest at the LIBOR Rate on a day other than the last day of the corresponding Rate Period (whether or not such conversion or renewal is consented to by Agent, unless Agent shall have expressly waived such indemnity in writing); or (4) any breach of or default by any Borrower.

         2.9      Notes.

         Contemporaneously herewith, Borrowers shall execute and deliver to each Lender their Notes in the principal amount of such Lender's Pro Rata Share of the Revolving Loan (each a "Revolving Loan Note"), evidencing Borrowers' unconditional joint and several obligations to repay such Lender's Pro Rata Percentage of the Revolving Loan.

         2.10     Computations; Application of Payments.

                  (a) Interest on the Revolving Loan and commitment fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last) in the period for which payable;

                  (b) Each payment of principal and interest made by any Borrower hereunder shall be applied first on account of due and unpaid interest and the balance, if any, toward reduction of the unpaid principal balance of the Revolving Loans.

         2.11     Minimum Amount of Borrowings.

         Except for borrowings which exhaust the full remaining amount of the Revolving Loan Commitment, each cash Advance under the Revolving Loan shall be in the amount of $100,000 or an integral multiple thereof.

         2.12     Set-Off.

         Each of the Borrowers hereby agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim any Lender may otherwise have, each Lender and any affiliate of any Lender or any such participant shall be entitled, at its option, and for the ratable benefit of all Lenders, to offset balances held by it at any of its offices against any principal of or interest on the Revolving Loan which is not paid when due (regardless of whether such balances are then due to such Borrower), in which case it shall promptly notify such Borrower thereof, provided that its failure to give such notice shall not affect the validity of any such offset.

         2.13     Prepayment.

         The outstanding principal balance of the Revolving Loan may be prepaid in whole or in part and from time to time, provided that Borrowers shall provide Agent with at least one (1) Business Day notice prior to prepayment prior to the last day of the applicable Rate Period of principal earning interest at the LIBOR Rate, and provided further, that in the event that such of the principal of the Revolving Loan earning interest at the LIBOR Rate at the time of repayment is repaid prior to the last day of the applicable Rate Period (whether or not any such repayment is made pursuant to acceleration upon or after an Event of Default, demand by Agent otherwise made under this Agreement, by reason of an application of proceeds incident to an insured loss or condemnation of property, or for any other reason), Borrowers shall, together with such repayment, pay to Agent, for the account of Lenders, any indemnity amount due under Section 2.8(c)(ii)(D) hereof, including the Cost of Prepayment.

         2.14     Collateral.

                  (a) Borrowers hereby agree that their grant of a security interest in the Collateral contained in the Pledge Agreement, in other security and collateral agreements of Borrowers and all other agreements executed in connection herewith and all collateral, liens, security interests and pledges created by Borrowers described therein cover and secure all of the Secured Obligations.

                  (b) The Pledge Agreement, and the aforesaid agreements, instruments and documents, are sometimes hereinafter referred to collectively as the "Security Documents."

         2.15     Valuation of Collateral Coverage Securities; Sale

         The value of the Collateral Coverage Securities shall be based on market value as determined on a recognized national securities exchange or by the NASDAQ national market, all as of the close of the last previous trading day. Any determination of the value of the Collateral Coverage Securities by the Agent through its brokerage services shall be conclusive and binding on Borrowers absent manifest error. Borrowers may sell Collateral Coverage Securities in accordance with the terms of the Pledge Agreement so long as after giving effect to any such sale, Borrowers are not in violation of the Collateral Coverage Base and the proceeds thereof shall be paid over to Agent as provided in the Pledge Agreement.


Article 3.        Representations and Warranties.

         The Borrowers hereby represent and warrant to each Lender that:

         3.1      Organization.

                  (a) Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation, as set forth in Exhibit 3.1 hereto; each Borrower has the power to own its assets and to transact the business in which it is presently engaged and in which it proposes to be engaged. The authorized and outstanding shares of capital stock of each Borrower is accurately and completely listed in Exhibit
3.1. All such shares which are issued and outstanding have been duly and validly issued and are fully paid and nonassessable, are, as to SSD and SDI, owned by the Persons referred to on Exhibit 3.1 and, as to SSI, are publicly traded, in each case free and clear of any mortgage, pledge, lien or encumbrance. Except as set forth in Exhibit 3.1, there are no outstanding warrants, options, contracts or commitments of any kind entitling any person to purchase or otherwise acquire any shares of capital stock of any Borrower, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any Borrower. Except as set forth on Exhibit 3.1, no Borrower has any Subsidiary (other than another Borrower).

                  (b) There are no jurisdictions other than as set forth on
Exhibit 3.1 hereto in which the character of the properties owned or proposed to be owned by the Borrowers or in which the transaction of the business of any of the Borrowers as now conducted or as proposed to be conducted requires or will require any Borrower to qualify to do business in any such other jurisdiction where the failure to do so would have a Material Adverse Effect on such Borrower.

         3.2      Power, Authority, Consents.

         Each Borrower has the power to execute, deliver and perform this Agreement, the Notes and the Security Documents to be executed by it, and to borrow hereunder. Each Borrower has taken all necessary action to authorize (i) the borrowing hereunder on the terms and conditions of this Agreement, (ii) the execution, delivery and performance of this Agreement, the Notes, the Security Documents to be executed by it and all other agreements, instruments and documents provided for herein or therein. No consent or approval of any person (including, without limitation, any stockholder of the Borrowers), no consent or approval of any landlord or mortgagee, no waiver of any lien or right of distraint or other similar right and no consent, license, approval, authorization or declaration of any governmental authority, bureau or agency, is or will be required in connection with the execution, delivery or performance by any Borrower, as the case may be, or the validity, enforcement or priority of, this Agreement, the Notes, the Security Documents (or any Lien created and granted thereunder) or any other agreements, instruments or documents to be executed or delivered pursuant hereto or thereto, except as set forth on Exhibit
3.2 annexed hereto, each of which either will have been duly and validly obtained on or prior to the date hereof and will then be in full force and effect, or is designated on Exhibit 3.2 as waived by the Agent.

         3.3      No Violation of Law or Agreements.

         The execution and delivery by each Borrower of this Agreement, the Notes and the Security Documents executed by it and any other agreements, instruments or documents to be executed and delivered by it hereunder, and performance by it hereunder and thereunder will not, if the same would have a Material Adverse Effect, violate any provision of law or conflict with or result in a breach of any order, writ, injunction, ordinance, resolution, decree of any court or governmental authority, bureau or agency, domestic or foreign, or certificate of incorporation or bylaws of any Borrower or create (with or without the giving of notice or lapse of time, or both) a default under or breach of any agreement, bond, note or indenture to which any Borrower is a party, or by which it is bound or any of its properties or assets is affected, or result in the imposition of any Lien of any nature whatsoever upon any of the properties or assets owned by or used in connection with the business of such Borrower, except for the liens and security interests created and granted pursuant to the Security Documents.

         3.4      Due Execution, Validity, Enforceability.

         This Agreement has been duly executed and delivered by each Borrower and constitutes, and the Notes and each of the Security Documents to be executed by a Borrower, upon execution and delivery by such Borrower in accordance with the terms hereof, will constitute, the valid and legally binding obligation and agreement of such Borrower, as the case may be, enforceable in accordance with its terms.

         3.5      Properties, Priority of Liens.

         All of the Collateral is owned by Borrowers, free and clear of any Lien of any nature whatsoever, except as provided for in the Security Documents to be executed and delivered pursuant hereto. The Liens which will be created and granted by the Security Documents upon their execution and delivery by the parties thereto, will thereupon and thereafter constitute valid first Liens on the properties and assets covered by the Security Documents as security for the Secured Obligations, subject to no Lien other than in favor of the Lenders.

         3.6      Judgments, Actions, Proceedings.

         There are no outstanding judgments, and no actions, suits or proceedings pending or threatened before any court, governmental authority, bureau, commission, board, instrumentality or agency, with respect to or affecting any Borrower or any of their Properties, which would have a Material Adverse Effect, nor is there any reasonable basis for the institution of any such action, suit or proceeding, whether or not covered by insurance, nor are there any such actions or proceedings in which any Borrower is a plaintiff or complainant where the amount demanded or sued for exceeds $10,000,000, except as set forth on Exhibit 3.6 annexed hereto.

         3.7      No Defaults.

         None of the Borrowers is in default under any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party or by which it is bound, or any other agreement or other instrument by which any of the properties or assets owned by it or used in the conduct of its business is affected, and each Borrower has complied and is in compliance with all applicable laws, ordinances and regulations applicable to them, where any of the foregoing would have a Material Adverse Effect.

         3.8      Burdensome Documents.

         Except as set forth on Exhibit 3.8 annexed hereto, none of the Borrowers is a party to or bound by, nor are any of the properties or assets owned by any of the Borrowers or used in the conduct of their respective businesses affected by, any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment, or subject to any restriction, which would have a Material Adverse Effect.

         3.9      Financial Statements.

         The Borrowers have delivered to each Lender the Financial Statements. Each of the Financial Statements is true and complete and presents fairly in all material respects the consolidated financial position of SSI and its Subsidiaries, including, without limitation, SSD, and the results of their respective operations and, if applicable, changes in cash flows, as at the dates and for the period referred to therein; and has been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the prior period (except as disclosed therein or in the notes thereto, and with respect to the unaudited financial statements as of December 31, 2000 and for the period then ended, subject to normal year-end audit adjustments). There has been no material adverse change in the financial position or operations of any Borrower, any wholly-owned Subsidiary or, to Borrowers' knowledge, any other Subsidiary since December 31, 2000 except as set forth in Exhibit 3.9 hereto. No Borrower, wholly-owned Subsidiary or, to Borrowers' knowledge, any other Subsidiary of a Borrower has any material obligation, liability or commitment, direct or contingent, which is not reflected in the Financial Statements.

         3.10     Tax Returns.

         Each of the Borrowers has filed all federal, state and local tax returns required to be filed by it and has not failed to pay any taxes, or interest and penalties relating thereto, on or before the due dates thereof. There are no waivers or agreements by any Borrower for the extension of time for the assessment of any tax. Except for tax liabilities not in excess of $1,000,000 in the aggregate with respect to the Borrowers and except to the extent that reserves therefor are reflected in the Financial Statements, (a) there are no material federal, state or local tax liabilities of any Borrower due or to become due for any tax year ended on or prior to December 31, 2000 whether incurred in respect of or measured by the income of such Borrower which are not properly reflected in the Financial Statements, and (b) there are no material claims pending or, to the knowledge of any Borrower, proposed or threatened against any Borrower for past federal, state or local taxes, except those, if any, as to which proper reserves are reflected in the Financial Statements.

         3.11     Intangible Assets.

         Except as set forth in Exhibit 3.11 hereto, to each Borrower's knowledge, each of the Borrowers possesses all necessary franchises, patents, licenses, trademarks, trademark rights, trade names, trade name rights and copyrights to conduct its business as now conducted and as proposed to be conducted, without any conflict with the franchises, patents, licenses, trademark rights, trade names, trade name rights and copyrights of others.

         3.12     Name Changes.

         Except as described in Exhibit 3.12 hereto, none of the Borrowers has within the six-year period immediately preceding the date of this Agreement, changed its name, been the surviving entity of a merger or consolidation, or acquired all or substantially all of the assets of any Person.

         3.13     Full Disclosure.

         None of the Financial Statements, nor any certificate, opinion, or any other statement made or furnished in writing to any Lender by or on behalf of any of the Borrowers in connection with this Agreement or the transactions contemplated herein, contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading, as of the date such statement was made. There is no fact known to any Borrower which has, or would in the now foreseeable future have, a Material Adverse Effect, which fact has not been set forth herein, in any of the Financial Statements or any certificate, opinion, or other written statement so made or furnished to any Lender.

         3.14     ERISA.

                  (a) The Borrowers have no pension or other employee benefit plans which are subject to the provisions of Title IV of ERISA (any such plans which have been or may hereafter be adopted or assumed by the Borrowers are hereinafter referred to individually as a "Plan" and, collectively, as the "Plans"), the application of which is reasonably likely to give rise to direct or contingent liabilities of the Borrowers to the Pension Benefit Guaranty Corporation ("PBGC"), the Department of Labor or the Internal Revenue Service ("IRS"). None of the Borrowers is a participating employer in any Plan under which more than one employer makes contributions as described in Sections 4063 and 4064 of ERISA. The Borrowers have no withdrawal liability to any multiemployer plan and no withdrawal from any multiemployer plan is contemplated or pending by any of the Borrowers.

                  (b) Except as described in Exhibit 3.14 hereto, the Borrowers are and have at all times been in full compliance with all applicable provisions of ERISA.

                  (c) With respect to any of the Plans, Borrowers have no knowledge of any Reportable Event, as described in Section 4043 of ERISA, except that there has or may have occurred (1) a reduction in the number of active participants as described in Section 4043(b) (3) of ERISA; (2) a termination or partial termination; or (3) a merger or consolidation with, or transfer of assets to, another plan. The Borrowers have no outstanding liability to the PBGC for reason of any such Reportable Event, and the Borrowers have not received any notice from the PBGC that any of the Plans should be terminated or from the Secretary of the Treasury that any partial or full termination of any of the Plans has occurred.

                  (d) No termination proceedings with respect to any of the Plans have been commenced and have not yet been concluded.

                  (e) With respect to any of the Plans, there has not occurred any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) for which a prohibited transaction exemption has not been provided by statute or regulation, ruling or opinion issued by the Department of Labor or Internal Revenue Service and which may result in the imposition upon the Borrowers of any prohibited transaction excise tax or civil liability under Section 502(i) of ERISA.

                  (f) The Borrowers have made all required contributions under the Plans for all periods through and including the date hereof or adequate accruals therefor have been provided for as shown in the Financial Statements. No "accumulated funding deficiency" (as defined in section 302 of ERISA) has occurred with respect to any of the Plans.

For purposes of this Agreement, all references to "ERISA" shall be deemed to refer to the Employee Retirement Income Security Act of 1974 (including any sections of the Internal Revenue Code of 1986 amended by it), as heretofore amended and as it may hereafter be amended or modified, and all regulations promulgated thereunder, and all references to the Borrowers in this Section 3.14, or in any other Section of this Agreement relating to ERISA, shall be deemed to refer to the Borrowers and all other entities which are part of a controlled or affiliated group or under common control with the Borrowers within the meaning of Sections 414(b), 414(c) and 415(h) of the Internal Revenue Code of 1986, as amended, and Section 4001 (a) (2) of ERISA.

         3.15     Employee Grievances.

         There are no actions or proceedings pending or, to the best of any Borrower's knowledge, threatened against any Borrower, by or on behalf of or with respect to its employees, which would have a Material Adverse Effect.

         3.16     Indebtedness.

         There is set forth on Exhibit 3.16 hereto a true and complete schedule of all Indebtedness for borrowed money (including guaranties of borrowed money) and Capitalized Lease Obligations of the Borrowers in existence as of the date of this Agreement, setting forth with respect to all such Indebtedness, the holders, the payment schedules and the interest or other charges payable.

         3.17     Investment Company.

         No Borrower is an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, nor is any Borrower controlled by such a company.

Article 4.        The Closings; Conditions to the Loans.

         4.1      The Closing.

         Subject to the satisfaction of the conditions precedent set forth in
Section 4.2 hereof, the Closing shall take place at the offices of Reed Smith, LLP, counsel to the Agent, simultaneously with the execution and delivery of this Agreement.

         4.2      Conditions to Initial Advance.

         The obligation of Lenders to lend the initial Advance shall be subject to the fulfillment to the satisfaction of the Agent (but, as between the Lenders and the Agent, subject to Section 8.15 hereof) of the following conditions precedent:

                  (a) Each Borrower shall have executed and delivered to Agent the Notes.

                  (b) Each Borrower shall have executed and delivered to Agent the Pledge Agreement as required by Section 2.14 hereof.

                  (c) Borrowers shall, in connection with the Swing Line, have executed and delivered to Agent a Working Cash Line of Credit, Investment Swap Rider (the "Working Cash Agreements").

                  (d) Counsel to the Borrowers shall have delivered to Agent its opinion, in form and substance satisfactory to Agent.

                  (e) Agent shall have received copies of the following:

                           (i) All of the consents, approvals and waivers
referred to on Exhibit 3.2 hereto, except only those which, as stated on Exhibit 3.2, shall not be delivered and each such consent, waiver and approval so delivered shall be in form and substance satisfactory to Lenders;

                           (ii) Copies of all corporate action (including,
without limitation, directors' resolutions and stockholders' consents) taken by each Borrower to authorize the execution, delivery and performance of any agreement, instruments and documents to which it is a party pursuant hereto or in connection herewith, and an incumbency certificate with respect to each such corporation in each case certified by its respective secretary;

                           (iii) Such other documents, including UCC-1 Financing
Statements and UCC-3 Amendment Statements (or other document necessary to grant or perfect a lien on personal property or real estate under the applicable law of a particular jurisdiction) as any Lender may require;

                  (f) (i) The Borrowers shall have complied and shall then be in compliance with all of the terms, covenants and conditions of this Agreement;

                           (ii) There shall exist no Event of Default or
Default; and

                           (iii) The representations and warranties contained in
Article 3 hereof shall be true in all material respects;

                  (g) Agent shall have received a Certificate (a "Compliance Certificate") of the president, a vice president, the treasurer or the corporate controller of each Borrower dated the date of the Closing certifying that the conditions set forth in Subsection 4.2(f) hereof are satisfied on such date;

                  (h) The Borrowers shall have delivered to Agent, initialed by the Borrowers for identification, copies of the Financial Statements (prior receipt of which Agent acknowledges); and

                  (i) Agent shall have received an initial Borrowing Base Certificate and initial Liquidity Reports (including account statements) per
Section 5.10 hereof; and

                  (j) All legal matters incident to the transactions contemplated hereby shall be satisfactory to counsel to Agent.

         4.3      Conditions to Subsequent Advances.

         The obligation of Lenders to make each Advance subsequent to the initial Advance shall be subject to the fulfillment to the satisfaction of Agent (but, as between the Lenders and the Agent, subject to Section 8.15 hereof) of the following conditions precedent:

                  (a) Except with respect to borrowings under the Swing Line, Agent shall have received a request for a borrowing as provided for in subsection 2.3 hereof.

                  (b) Agent shall have received a Borrowing Base Certificate and Liquidity Report as required by Section 2.1.1(a)(ii) hereof

                  (c) The matters contained in Section 4.2(f) hereof shall be true as of such date.

                  (d) All legal matters incident to such advance shall be satisfactory to counsel to Agent.


Article 5.        Delivery of Financial Reports, Documents and Other
                  Information.

                  While the Revolving Loan Commitment or any Advance remains outstanding, so long as any Borrower is indebted to the Lenders and until payment in full of the Notes and full and complete performance of all of their other obligations arising hereunder, the Borrowers shall deliver to Agent and to each Lender:

         5.1      Annual Financial Statements.

                  (a) Annually, as soon as available, but in any event within 100 days after the last day of each of its fiscal years, a consolidated and consolidating Balance Sheet and statement of operations of SSI and its Subsidiaries as at such last day of the fiscal year, and consolidated shareholders' equity and cash flows of SSI and its Subsidiaries for such fiscal year, each prepared in accordance with generally accepted accounting principles consistently applied, each to be in reasonable detail and, with respect to such consolidated financial statements, audited without qualification or explanatory paragraphs by KPMG Peat Marwick or another firm of independent certified public accountants satisfactory to Agent.

                  (b) Annually, as soon as available, but in any event within 100 days after the last day of each of its fiscal years, the unaudited Balance Sheet of SSI as at such last day of the fiscal year, and the unaudited statement of operations of SSI for such fiscal year, in each case prepared on both a consolidated basis for SSI and its Subsidiaries and on a consolidated basis for SSI excluding all Subsidiaries other than if another Borrower and prepared in accordance with generally accepted accounting principles consistently applied, each to be in reasonable detail and certified by SSI's chief financial officer or corporate controller and in each case showing the calculation of the covenants in Sections 6.8 and 6.9 hereof, and accompanied by a reconciliation between the financial statements for SSI and it Subsidiaries and those proposed for the Borrowers only.

         5.2      Quarterly Financial Statements.

                  (a) As soon as available, but in any event within 45 days after the end of the first three fiscal quarterly periods of each fiscal year, an unaudited consolidated Balance Sheet of SSI and its Subsidiaries, as at such last day of the fiscal quarter, and an unaudited consolidated statement of operations of SSI and its Subsidiaries for such fiscal quarter, and with respect to the second and third fiscal quarters such statements shall also include statements of operations and cash flows for the period from the commencement of the then current fiscal year to the end of such quarter, each to be in reasonable detail and certified by the chief financial officer or corporate controller of the Borrowers as having been prepared in accordance with generally accepted accounting principles consistently applied, subject to year-end audit adjustments.

                  (b) As soon as available, but in any event within 45 days after the end of each of the first three fiscal quarterly periods of each fiscal year, unaudited consolidating Balance Sheets and statement of operations of SSI and its Subsidiaries as at such last day of such fiscal quarter, and with respect to the second and third fiscal quarters, such statements shall also include consolidating statements of operations for the period from the commencement of the current fiscal year to the end of such quarter, each to be in reasonable detail.

                  (c) As soon as available, but in any event within 45 days after the end of the first three fiscal quarterly periods of each fiscal year, an unaudited Balance Sheet of SSI as at such last day of the fiscal quarter, and an unaudited statement of operations of SSI for such fiscal quarter, and with respect to the second and third fiscal quarters such statements shall also include statements of operations for the period from the commencement of the then current fiscal year to the end of such quarter, in each case prepared on a consolidated basis for SSI excluding all Subsidiaries other than if another Borrower and to be in reasonable detail and certified by the chief financial officer or corporate controller of the Borrowers as having been prepared in accordance with generally accepted accounting principles consistently applied, subject to year-end audit adjustments, and in each case showing the calculation of the covenants in Sections 6.8 and 6.9 hereof, and accompanied by a reconciliation between such "Borrower only" financial statements and the consolidated financial statements required by subpart (a) above.

         5.3      Additional Information.

         Promptly after a written request therefor, such other financial data or information evidencing compliance with the requirements of this Agreement, the Notes and the Security Documents, as Agent or any Lender may reasonably request from time to time.

         5.4      No Default Certificate.

         At the same time as it delivers the financial statements required under the provisions of Sections 5.1 and 5.2, a Certificate of the president, treasurer, corporate controller or any vice president of SSI, to the effect that no Event of Default hereunder, or Default, has occurred and is continuing, or, if such cannot be so certified, specifying in reasonable detail the exceptions, if any, to such statement. Such certificate shall be accompanied by a detailed calculation indicating compliance with the covenants contained in Sections 6.8 and 6.9.

         5.5      Copies of Other Reports.

         Promptly upon receipt thereof, copies of all other final reports submitted to the Borrowers by its independent accountants in connection with any annual or interim audit of the books of the Borrowers made by such accountants.

         5.6      Copies of Documents.

         Promptly upon their becoming available, copies of any (a) financial statements, notices (other than routine correspondence), requests for waivers and proxy statements delivered by any Borrower to any other lending institution or to its stockholders (as such); (b) material non-routine correspondence or material official notices received by any Borrower from any federal, state or local governmental authority which regulates the operations of such Borrower;
(c) registration statements and any amendments and supplements thereto, and any regular and periodic reports, if any, filed by any Borrower with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of the said Commission (including without limitation form 10-K not later than 90 days after the last day of each fiscal year of SSI and form 10-Q not later than 45 days after the last day of each fiscal quarter of SSI); (d) all form 8-Ks not later than 15 days after filing; and (e) letters of comment or material non-routine correspondence sent to any Borrower by any such securities exchange or such Commission in relation to such corporation and its affairs.

         5.7      Notice of Defaults.

         Promptly, notice of the occurrence of an Event of Default hereunder, or Default which would have a Material Adverse Effect.

         5.8      ERISA Notices.

                  (a) Concurrently with such filing, a copy of each annual report which is filed with respect to each Plan with the Secretary of Labor or the PBGC; and

                  (b) promptly, upon their becoming available, copies of (i) all non-routine correspondence with the PBGC, the Secretary of Labor or any representative of the IRS with respect to any Plan; (ii) copies of all reports received by any Borrower from its actuary with respect to any Plan; and (iii) copies of any notices of Plan termination filed by any Plan Administrator (as those terms are used in ERISA) with the PBGC and of any notices from the PBGC to any Borrower with respect to the intent of the PBGC to institute involuntary termination proceedings; and
(iv) copies of all non-routine correspondence with the plan sponsor with respect to any multiemployer plan.

         5.9      Projections.

         Quarterly within forty-five (45) days after each fiscal quarter, cash flow projections for SSI and its consolidated Subsidiaries for the four fiscal quarters following such fiscal quarter.

         5.10     Liquidity Reports.

                  (a) Weekly on the last Business Day of each week for the Friday through Thursday period most recently ending, a Liquidity certificate, certified by the chief financial officer or corporate controller of Borrowers, detailing Borrowers' Liquidity.

                  (b) Monthly within fifteen (15) days after each calendar month, copies of account statements from each depositary or other financial intermediary reflecting cash and cash equivalents included within the Liquidity convenant.

Article 6.        Covenants.

         While the Revolving Loan Commitment or any Advance remains outstanding, so long as any Borrower is indebted to the Lenders and until payment in full of the Notes and full and complete performance of all of its other obligations arising hereunder:

         6.1      Payment of Taxes and Claims.

         The Borrowers will, and will cause the Included Subsidiaries to, pay and discharge before they become delinquent:

                  (a) all taxes, assessments, and governmental charges or levies imposed upon each such Person, its income or its Property;

                  (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons which, if unpaid, might result in the creation of a Lien upon any Borrower's or any Included Subsidiary's Property;

                  (c) all claims, assessments, or levies required to be paid by any such entity pursuant to any agreement, contract, law, ordinance, or governmental rule or regulation governing any pension, retirement, profit-sharing or any similar plan of any Borrower or Included Subsidiary; and

                  (d) all other obligations and liabilities of each Borrower and Included Subsidiary;

where in any such case the failure to pay or discharge would have a Material Adverse Effect; provided, that items of the foregoing description need not be paid while being contested in good faith and by appropriate proceedings and provided further that a bond is filed in cases where the filing of a bond is necessary to avoid the creation of a Lien against the Collateral.

         6.2 Maintenance of Properties, Insurance, Records and Corporate Existence; Inspections and Audits; etc.

         The Borrowers will:

                  (a) Property. Maintain their respective Properties in good condition, working order and repair, subject to normal wear and tear.

                  (b) Insurance.

                           (i) Maintain, with financially sound and reputable
insurers, insurance with respect to their respective Properties and businesses against such casualties and contingencies of such types and in such amounts as is customary in the case of corporations of established reputations engaged in the same or a similar business and file with Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of insurance, dates of the expiration thereof and the properties and risks covered thereby.

                           (ii) Pay all premiums to the PBGC as may be required
for the plan termination and insolvency insurance provided by the PBGC.

                  (c) Financial Records. Keep proper books of record and account in a manner satisfactory to Agent in which full, true and correct entries in accordance with generally accepted accounting principles shall be made of all dealings or transactions in relation to its business activities.

                  (d) Maintenance of Existence. Subject to the terms of Section
6.7 hereof, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and all franchises, rights and privileges necessary for the proper conduct of businesses and continue to engage in the same type of business as it is presently engaged.

                  (e) Delivery of Amendments. Promptly deliver to Agent copies of any amendments or modifications to its certificate of incorporation or by-laws, certified, with respect to the certificate of incorporation, by the Secretary of State of its jurisdiction of incorporation and, with respect to the by-laws, by the Secretary of the corporation.

                  (f) Notice of Disputes. Promptly notify Agent in writing of any litigation, legal proceeding or dispute which is reasonably likely to result in liability in excess of $10,000,000 whether or not fully covered by insurance.

                  (g) Compliance with Law. Comply with all laws, ordinances, governmental rules and regulations to which such entity is subject (including, without limitation, ERISA and environmental laws) and obtain any licenses, permits, franchises, or other governmental authorizations necessary to the ownership of their respective Properties or to the conduct of their respective businesses, where in any such event the failure to do so would have a Material Adverse Effect.

                  (h) Inspections and Audits. Permit each Lender to make or cause to be made, at the Borrowers' expense (which expense shall be limited to a reasonable amount prior to any Default), inspections and audits of any books, records and papers of each Borrower and to make extracts therefrom, or to make inspections and examinations of any properties and facilities of any Borrower on reasonable notice, at all such reasonable times and as often as any Lender may reasonably require.

         6.3      Indebtedness.

                  The Borrowers shall not, nor suffer or permit the Included Subsidiaries to, create, incur, permit to exist or have outstanding any Indebtedness (for this purpose not including Subordinated Indebtedness, which is addressed in Section 6.20 hereof), except:

                  (a) Indebtedness of the Borrowers to the Lenders under this Agreement and the Notes;

                  (b) Taxes, assessments and governmental charges, current trade accounts payable, accrued expenses, customer payments received in advance and deferred liabilities other than for borrowed money (e.g., deferred compensation and deferred taxes), in each case incurred and continuing in the ordinary course of business;

                  (c) Existing Indebtedness for borrowed money set forth on
Exhibit 3.16 annexed hereto;

                  (d) Purchase money Indebtedness (including Capitalized Lease Obligations) hereafter incurred for equipment or real estate in an amount not to exceed $7,500,000 at any time outstanding in the aggregate for the Borrowers and the Included Subsidiaries;

                  (e) Indebtedness of Borrowers owing to Persons in which Equity Interests have been or hereafter are acquired (as permitted in Section 6.6 hereof) in an aggregate amount not to exceed $40,000,000 at any time outstanding and, in each case, modifications, extensions, refinancings or restructurings of any such transactions to the extent such modifications, etc. do not increase Borrowers' monetary obligations with respect to the indebtedness so modified, etc; and

                  (f) Permitted SWAPS.

         6.4      Liens.

         No Borrower will, nor suffer or permit any Included Subsidiary to, cause or permit in the future (upon the happening of a contingency or otherwise) any of their respective Properties, whether now owned or hereafter acquired, to be subject to a Lien except:

                  (a) Liens created by the Security Documents;

                  (b) Liens for taxes or other governmental charges which are not delinquent or which are being contested in good faith and for which a reserve shall have been established as required in accordance with generally accepted accounting principles;

                  (c) Pledges or deposits to secure obligations under workmen's compensation laws or similar legislation; pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which any of the Borrowers is a party; deposits to secure public or statutory obligations; materialmen's, mechanics', carriers', workmen's, repairmen's or other like liens, or deposits to obtain the release of such liens, in an aggregate amount with respect to the Borrowers and the Included Subsidiaries not exceeding $1,500,000 at any one time outstanding; and deposits to secure surety, appeal or customs bonds on which any of the Borrowers or Included Subsidiaries is the principal; as to all of the foregoing, however, only to the extent arising and continuing in the ordinary course of business;

                  (d) Existing Liens set forth on Exhibit 3.16 annexed hereto;
and

                  (e) Purchase Money Liens on equipment and real estate to secure purchase money Indebtedness permitted by Section 6.3 (d) hereof.

         Further, no Borrower will enter into or permit to exist any agreement with any Person which by its terms prohibits any Borrower from granting Agent or any Lender a lien on or security interest or pledge of the Collateral or any of Borrowers' Equity Interests.

         6.5      Guaranties.

         The Borrowers shall not, nor suffer or permit any Included Subsidiary to, assume, endorse, be or become liable for, or guarantee, the obligation of any Person, except:

                  (a) by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

                  (b) guaranties existing on the date hereof as set forth on
Exhibit 3.16 hereof;

                  (c) future guaranties to the extent that, after giving effect to such future guaranties, the aggregate amount of all guaranties by the Borrowers and the Included Subsidiaries (including those referred to in Paragraph (b) hereof and excluding those referred to in Paragraph (a) hereof) would not exceed Fifty Million Dollars ($50,000,000.00) at any time outstanding, provided that in no event will any such guaranty(ies) heretofore or hereafter issued for the indebtedness or obligations of any one Person exceed $20,000,000 in the aggregate at any time outstanding.

         For the purposes hereof, the term "guaranties" shall mean any obligation to pay money on behalf of or in regard to another Person (other than (i) a Borrower or an Included Subsidiary, as to which such Borrower's or Included Subsidiary's obligation is permitted pursuant to Section 6.3 hereof, and (ii) a partnership or LTIP as to which such Borrower's guaranteed obligations arise solely as a result of such Borrowers' status as a general partner of such entity), including without limitation any obligation as guarantor, surety, purchaser, indemnitor, lessee, repurchaser, investor, contributor, subscriber, lender or otherwise. It is intended that the term "guaranties" be interpreted in the broadest sense possible and the examples in the foregoing sentence are illustrations and not limitations.

         Furthermore, reimbursement obligations with respect to Letters of Credit shall not be "guaranties" for purposes of this Section 6.5.

         6.6      Equity Interests and Loans.

         The Borrowers may acquire Equity Interests in other Persons, in addition to Equity Interests existing on the date of Closing and disclosed in Exhibit "6.6" hereto, subject to the following limitations:

                  (a) (i) Borrowers may only invest in any fiscal year, whether as further Equity Interests in a Person in which an Equity Interest has previously been acquired or as a new Equity Interest in a new Person, $100,000,000 per Equity Interest for up to two such Equity Interests and $50,000,000 per Equity Interest for other Equity Interests.

                           (ii) Notwithstanding subpart (a) (i) above, the term
"Equity Interest" as used therein shall not include a transaction which would otherwise constitute an Equity Interest but for which the consideration given by Borrowers in connection therewith consists entirely of capital stock issued by SSI (herein, "Non Cash Investments"), provided that should any such stock thereafter be redeemed in whole or in part for cash, the cash so paid will be deemed an "Equity Interest" in the fiscal year so paid.

                  (b) Borrowers shall notify Agent of any Equity Interest in any Person in which no previous Equity Interest has been acquired by any Borrower, within a reasonable period after acquiring such Equity Interest, and shall provide Agent with full information on the Equity Interest, including without limitation, balance sheets, statements of income, statements of stockholders equity and such other information that Agent may request.

For purposes of measuring the amount of Equity Interests, an Equity Interest shall be deemed acquired in the year in which a Borrower becomes contractually obligated to make a payment notwithstanding that the payment is acquired in a later year.

         6.7      Consolidation and Merger.

         No Borrower will consolidate with or merge into any other Person other than another Borrower or permit any other Person to consolidate with or merge into any Borrower other than such consolidations and mergers as to which a Borrower is the surviving entity.

         6.8      Tangible Net Worth; Adjusted Tangible Net Worth.

         The Borrowers shall have and maintain: (a) Tangible Net Worth of not less than $675,000,000 as of December 31, 2000, increasing by the sum of (i) 75% of after tax earnings plus (ii) 100% of additional equity (including Subordinated Indebtedness) net of transaction expenses, for all periods after December 31, 2000 (determined on a cumulative basis), and (b) Adjusted Tangible Net Worth of not less than $750,000,000 as of December 31, 2000, increasing by the sum of (i) 75% of after tax Adjusted Earnings plus (ii) 100% of additional equity (including Subordinated Indebtedness) net of transaction expenses, for all periods after December 31, 2000 (determined on a cumulative basis); in each case tested as of the last day of each fiscal quarter and as set forth in
Section 1.3 hereof.

         6.9      Liquidity.

         The Borrowers shall maintain Liquidity of $42,000,000 or more, to be tested as provided in Section 5.10 hereof.

         6.10     Change of Business; Sale of Assets.

         The Borrowers shall not make any material change in its business or in the nature of its operations or liquidate or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, or otherwise dispose of any of its Properties (other than Equity Interests and Pledged Securities), assets or business, except in the ordinary course of business for a fair consideration, or, except as provided below, dispose of any Equity Interests on Pledged Securities whether now owned or hereafter acquired; provided, however, that nothing contained in this Section 6.10 shall prohibit (i) the sale of any Equity Interest, the stock of which Equity Interest is not a part of the Pledged Securities, or (ii) the acquiring of any Equity Interest permitted under Section
6.6 hereof, or (iii) sales of Pledged Securities in the ordinary course of any Borrower's business provided that Borrowers are at all times in compliance with the Collateral Coverage Base and subject to the terms of Section 4(c) of the Pledge Agreement.

         6.11     Leases.

         The Borrowers shall not enter into any leases (other than leases giving rise to Capitalized Lease Obligations) to the extent that, after giving effect to any such lease, the aggregate amount of rental payments and all other payments by the Borrowers under such leases in any fiscal year of SSI would exceed $10,000,000.

         6.12     Issuance of Stock.

         The Borrowers will not permit SSD or SDI to issue, sell or dispose of any shares of stock of any class, excluding stock hereafter issued pursuant to outstanding warrants, options, option plans, contracts or commitments listed in
Exhibit 3.1.

         6.13     Fiscal Year.

         The Borrowers shall not change their fiscal year.

         6.14 Dividends. The Borrowers shall not pay or declare any cash dividends other than to another Borrower.

         6.15     ERISA Compliance; Obligations.

                  (a)      The Borrowers shall:

                           (i) comply in all material respects with all
applicable provisions of ERISA now or hereafter in effect;

                           (ii) promptly notify the Agent in writing of the
occurrence of any Reportable Event, as defined in ERISA, together with a description of such Reportable Event and a statement of the action that any such Borrower intends to take with respect thereto, together with a copy of the notice (if any) thereof given to the PBGC; and

                           (iii) promptly notify Agent in writing of any
proposed withdrawal from a multiemployer plan.

                  (b)      The Borrowers will not:

                           (i) be or become obligated to the PBGC or any
multiemployer plan in excess of $500,000; or

                           (ii) be or become obligated to the IRS with respect
to excise or other penalty taxes provided for in those provisions of the Internal Revenue Code which were enacted pursuant to ERISA, as now in effect or hereafter amended or supplemented, in excess of $500,000.

         6.16     Prepayments.

         None of the Borrowers will make any voluntary or optional prepayment of any Indebtedness for borrowed money incurred or permitted to exist under the terms of this Agreement, other than Indebtedness evidenced by the Notes, subject to the prepayment terms hereof, and other than with respect to the Subordinated Indebtedness.

         6.17     Securities Monetizations.

         Securities Monetizations will not be subject to any of the other covenants set forth in this Section 6, including without limitation Section 6.3 (Indebtedness), 6.4 (Liens) and 6.10 (Sale of Assets) hereof, but instead will be subject to the following limitations:

                           (a) the entire net proceeds from such Securities
Monetization will concurrently with Borrowers' receipt thereof be paid against the principal of the Revolving Loan (subject to Borrowers' right to re-borrow if otherwise permitted under the terms of this Agreement);

                           (b) no Default or Event of Default shall be
outstanding as of the date on which such transaction is to be closed or would result therefrom, including an Event of Default by reason of non-compliance with the Collateral Coverage Base as a result of such Securities Monetization; and

                           (c) the combined aggregate amount of all Securities
Monetizations (measured by the consideration received by the Borrowers in exchange for the "transferred" stock) and all Subordinated Indebtedness (as defined and as otherwise permitted by Section 6.20 and measured by principal amount) incurred on or after the date hereof through and including May 21, 2002 will not exceed the Monetization/Sub Debt Annual Limit.

         6.18     Letters of Credit.

         The Borrowers shall not obtain any letters of credit or enter into any agreements or execute any obligations with respect to letters of credit except with respect to Letters of Credit issued by Issuer pursuant hereto.

         6.19     Dispositions.

         The Borrowers shall notify Agent of the disposition of the capital stock or other ownership interest in any Person by telephone at the latest contemporaneously therewith followed promptly by written notice. In the event of the disposition of Pledged Securities written notice shall not be later than twenty-four (24) hours after the time when Agent is to deliver such Pledged Securities. The proceeds of the sale of any Collateral shall be applied as set forth in Section 4(c) of the Pledge Agreement.

         6.20     Subordinated Indebtedness.

                  (a) Subordinated Indebtedness will not be subject to the prohibition contained in Section 6.3 (Indebtedness) hereof but instead will be subject to the limitations that (A) the combined aggregate amount of principal of all Subordinated Indebtedness and all Securities Monetizations (as permitted and measured in Section 6.17 hereof) incurred on and after January 1, 2000 shall not exceed the Monetization/Sub Debt Annual Limit and (B) the aggregate amount of all Subordinated Indebtedness incurred on and after the date hereof through and including May 21, 2002 will not exceed the Sub Debt Aggregate Sub Limit.

                  (b) In the event that any Subordinated Indebtedness is by its terms convertible to stock of SSI, or in the event that Borrowers have the option to redeem Subordinated Indebtedness prior to maturity, Borrowers may issue stock of SSI in connection with any such conversion or redemption, subject to the change of ownership limitation set forth in Section 7.10 hereof, provided that Borrowers will exercise such optional redemption right only when it reasonably and in good faith appears to Borrowers that the holder will accept SSI stock in full payment thereof, such as by reason of the then price per share being in excess of the then conversion price, although Borrowers may, subject to the other terms hereof, make a cash payment for such redemption if nevertheless required by the holder.



Article 7.        Events of Default; Remedies.

         Any one or more of the following events shall constitute an Event of
Default:

         7.1      Payments.

                  (a) Failure to make any payment of interest upon any of the Notes, or to make any payment of the commitment fees, within seven (7) days after the date upon which any such payment is due; or

                  (b) Failure to make any payment of principal required hereunder when due; or

                  (c) Should the principal balance (including the face amount of outstanding Letters of Credit and unreimbursed draws under Letters of Credit) outstanding under the Revolving Loan at any time exceed the Collateral Coverage Base; or

         7.2      Covenants.

         Failure by any Borrower to perform or observe any of their respective agreements contained in Article 6 hereof (except Sections 6.1, 6.2, 6.8, 6.9, or 6.15(a) of Article 6); or

         7.3      Other Covenants.

         Failure by any Borrower to perform or observe any other term, condition or covenant of this Agreement not described in Section 7.2 above, the Notes, the Security Documents, or any other agreement or document delivered pursuant hereto or thereto which shall remain unremedied for a period of thirty (30) days after notice thereof shall have been given by Agent to SSI; or

         7.4      Other Defaults.

                  (a) Failure by any Borrower to perform or observe any term, condition or covenant of any bond, note, debenture, loan agreement, indenture, guaranty, trust agreement, mortgage or similar instrument (including, without limitation, any debt which is subordinated to the obligations created pursuant to this Agreement) to which any Borrower is a party or by which it is bound, or by which any of its Properties or assets may be affected (a "Debt Instrument"), and, as a result thereof (assuming the giving of appropriate notice thereof, if required), Indebtedness in excess of $9,000,000 which is included therein or secured or covered thereby shall have been declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; or

                  (b) Any event or condition referred to in any Debt Instrument shall have occurred or failed to occur, and, as a result thereof, Indebtedness in excess of $9,000,000 which is included therein or secured or covered thereby shall have been declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; or

                  (c) Failure to pay any Indebtedness for borrowed money in excess of $9,000,000 due at final maturity or pursuant to demand under any Debt Instrument.

         7.5      Representations and Warranties.

         Any representation or warranty made in writing to Agent or any Lender in any of the Loan Documents or in connection with the making of the Loans, or any certificate, statement or report made or delivered in compliance with this Agreement, shall have been false or misleading in any material respect when made or delivered; or

         7.6      Bankruptcy.

                  (a) Any Borrower shall make an assignment for the benefit of creditors, file a petition in bankruptcy, be adjudicated insolvent or bankrupt, suffer an order for relief under any federal bankruptcy law, petition or apply to any tribunal for the appointment of a receiver, custodian, or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, which remains undismissed for a period of sixty (60) days or more; or any order for relief shall be entered in any such proceeding; or any Borrower by any act or omission shall indicate its consent to, approval of or acquiesced in any such petition, application or proceeding or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer any custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more; or

                  (b) Any Borrower shall generally not pay its debts as such debts become due; or

                  (c) Any Borrower shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings or distraint which is not vacated within sixty (60) days from the date thereof; or

         7.7      Judgments.

         Any judgment against any Borrower or any attachment, levy of execution against any of their respective properties for any amount in excess of $9,000,000 shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of sixty (60) days or more; or

         7.8      ERISA.

                  (a) The termination of any Plan or the institution by the PBGC of proceedings for the involuntary termination of any Plan, in either case, with a vested unfunded liability in excess of $9,000,000; or

                  (b) Failure by any Borrower to fund, in accordance with the applicable provisions of ERISA, each of the Plans hereafter established or assumed by it provided, that such failure to fund shall not constitute an Event of Default hereunder unless such failure shall continue for 5 days after the date on which such funding was required; or

                  (c) The withdrawal by any Borrower from any multiemployer plan giving rise to a withdrawal liability in excess of $9,000,000; or

         7.9      Liens.

         Any of the Liens created and granted to the Lenders under the Security Documents shall at any time fail to be valid, first, perfected Liens, subject to no other Lien; or

         7.10     Ownership.

         Any Person shall acquire more than 30 percent of the issued and outstanding capital stock of SSI.

         7.11     Remedies.

                  (a) In addition to all other rights, options and remedies granted or available to Agent or Lenders under this Agreement or the other Loan Documents or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of a Default or an Event of Default, all obligations of Lenders to make further Advances shall, at Agent's discretion (but, as between Agent and Lenders, subject to Section 8.15 hereof), cease.

                  (b) In addition to all other rights, options and remedies granted or available to Agent under this Agreement or the other Loan Documents, Agent may, in its discretion (but, as between Agent and Lenders, subject to Section 8.15 hereof), upon or at any time after the occurrence and during the continuance of an Event of Default, terminate the Loans and declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in Section 7.6 shall automatically cause a termination of the Lenders' commitment to make Advances hereunder and an acceleration of the Obligations).

                  (c) In addition to all other rights, options and remedies granted or available to Agent, under this Agreement or the other Loan Documents, upon or at any time after the occurrence and during the continuance of an Event of Default, Borrowers shall be obligated to deliver and pledge to Agent, on behalf of all Lenders, cash collateral in the amount of all outstanding Letters of Credit.

                  (d) In addition to all other rights, options and remedies granted or available to Agent under this Agreement or the other Loan Documents, Agent may in its discretion (but, as between Agent and Lenders, subject to Section 8.15 hereof), upon or at any time after the acceleration of the Obligations following occurrence of an Event of Default, exercise all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default.

                  (e) All rights and remedies granted Agent and the Lenders hereunder and under the other Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Agent and the Lenders (subject, as between the Agent and the Lenders, to the provisions of Section 8.15 hereof) may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Agent, upon or at any time after the occurrence of an Event of Default, may proceed against any Borrower, at any time, under any agreement, with any available remedy and in any order.

Article 8.        The Agent.

         As between Agent, on one hand, and Lenders, on the other hand, Agent and each Lender, who are now or shall become parties to this Agreement, agree as follows:

         8.1 Appointment and Authorization. Each Lender, and each subsequent holder of any of the Notes by its acceptance thereof, hereby irrevocably appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Subject to the provisions of this Agreement, Agent will handle all transactions relating to the Loans and all other Obligations, including, without limitation, all transactions with respect to Letters of Credit, this Agreement, the Loan Documents and all related documents, in accordance with its usual banking practices. Except as otherwise expressly provided herein, Borrowers are hereby authorized by Lenders to deal solely with Agent in all transactions which affect Lenders under this Agreement and the Loan Documents. The rights, privileges and remedies accorded to Agent hereunder shall be exercised by Agent on behalf of all of the Lenders.

         8.2 General Immunity. In performing its duties as Agent hereunder, Agent will take the same care as it takes in connection with loans in which it alone is interested. Subject to Section 8.6 of this Agreement, neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith except such action or omission to the extent caused from its or their own gross negligence or willful misconduct unless such action was taken or omitted to be taken by Agent at the direction of Majority Lenders.

         8.3 Consultation with Counsel. Agent may consult with legal counsel and any other professional advisors or consultants deemed necessary or appropriate and selected by Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

         8.4 Documents. Agent shall not be under a duty to examine into or pass upon the effectiveness, genuineness or validity of this Agreement or any of the Notes or any other instrument or document furnished pursuant hereto or in connection herewith, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be. In addition Agent shall not be liable for failing to make any inquiry concerning the accuracy, performance or observance of any of the terms, provisions or conditions of such instrument or document. Agent shall furnish to Lenders copies of all notices and financial statements received from Borrowers hereunder.

         8.5 Rights as a Lender. With respect to its applicable Pro Rata Percentage of the Loans, PNC Bank National Association shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Agent in its individual capacity as a "Lender". Subject to the provisions of this Agreement, Agent may accept deposits from, lend money to and generally engage in any kind of banking or trust business with Borrowers and their affiliates and Subsidiaries as if it were not Agent.

         8.6 Responsibility of Agent. It is expressly understood and agreed that the obligations of Agent hereunder are only those expressly set forth in this Agreement and that Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless Agent has actual knowledge of such fact. Except to the extent Agent is required by Lenders pursuant to the express terms hereof to take a specific action, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement and the Loan Documents. Agent shall incur no liability under or in respect of this Agreement and the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable under the circumstances. It is agreed among Agent and Lenders that Agent shall have no responsibility to carry out audits or otherwise examine the books and records or properties of Borrowers, except as Agent in its sole discretion deems appropriate or as otherwise expressly required hereunder. The relationship between Agent and each Lender is and shall be that of agent and principal only and nothing herein shall be construed to constitute Agent a joint venturer with any Lender, a trustee or fiduciary for any of Lenders or for the holder of a participation therein nor impose on Agent duties and obligations other than those set forth herein.

         8.7      Collections and Disbursements.

                  (a) Agent will have the right to collect and receive all payments of the Obligations, and to collect and receive all reimbursements for draws made under the Letters of Credit, together with all fees, charges or other amounts due under this Agreement and the Loan Documents, and Agent will remit to each Lender, according to its applicable Pro Rata Percentage, all such payments actually received by Agent (subject to any required clearance procedures) in accordance with the settlement procedures established by Agent from time to time, provided that each Lender acknowledges that the Agent Fee and issuance and other administrative fees for Letters of Credit and interest on the Swing Line may be retained by Agent for its own account.

                  (b) If any such payment, other than the Agent Fee, received by Agent is rescinded or otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement and the Loan Documents, each Lender will, upon written notice from Agent, promptly pay over to Agent its Pro Rata Percentage of the amount so rescinded or returned, together with interest and other fees thereon if also required to be rescinded or returned.

                  (c) All payments by Agent and Lenders to each other hereunder shall be in immediately available funds. Agent will at all times maintain proper books of account and records reflecting the interest of each Lender in the Revolving Loan, in a manner customary to Agent's keeping of such records, which books and records shall be available for inspection by each Lender at reasonable times during normal business hours, at such Lender's sole expense. Agent may treat the payees of any Revolving Loan Note as the holder thereof until written notice of the transfer thereof shall have been received by Agent. In the event that any Lender shall receive any payments in reduction of the Revolving Loan in an amount greater than its applicable Pro Rata Percentage in respect of indebtedness to Lenders evidenced hereby (including, without limitation amounts obtained by reason of setoffs), such Lender shall hold such excess in trust for Agent (on behalf of all other Lenders) and shall promptly remit to Agent such excess amount so that the amounts received by each Lender hereunder shall at all times be in accordance with its applicable Pro Rata Percentage. To the extent necessary for each Lender's actual percentage of all outstanding Advances to equal its applicable Pro Rata Percentage, any Lender having a greater share of any payment(s) than its applicable Pro Rata Percentage shall acquire a participation in the applicable Pro Rata Percentage of the other Lenders as determined by Agent.

         8.8 Indemnification. Lenders hereby each indemnify Agent (and Issuer with respect to Letters of Credit) ratably according to each Lender's Pro Rata Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent (or Issuer, as the case may be) in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent (or Issuer, as the case may be) under or related to this Agreement, and as to which the Agent (or Issuer) has not been reimbursed by the Borrowers, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from Agent's (or Issuer's, as the case may be) gross negligence or willful misconduct unless such action was taken or omitted by Agent (or Issuer, as the case may be) at the direction of the Majority Lenders. Agent shall have the right to deduct, from any amounts to be paid by Agent to any Lender hereunder, any amounts owing to Agent by such Lender by virtue of this paragraph.

         8.9      Expenses.

                  (a) All out-of-pocket costs and out-of-pocket expenses incurred by Agent and not reimbursed on demand by Borrowers, in connection with the amendment, administration, termination, work-out, forbearance and enforcement of the Revolving Loan (including, without limitation, audit expenses, counsel fees and expenditures to protect, preserve and defend Agent's and each Lender's rights and interest under the Loan Documents) shall be shared and paid on demand by Lenders pro rata based on their applicable Pro Rata Percentage.

                  (b) Agent may deduct from payments or distributions to be made to Lenders such funds as may be necessary to pay or reimburse Agent for such costs or expenses.

         8.10 No Reliance. By execution of or joining in this Agreement, each Lender acknowledges that it has entered into this Agreement and the Loan Documents solely upon its own independent investigation and is not relying upon any information supplied by or any representations made by Agent. Each Lender shall continue to make its own analysis and evaluation of Borrowers. Agent makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, any obligor or any account debtor of any Borrower; the accuracy, sufficiency or currency of any information concerning the financial condition, prospects or results of operations of any Borrower; or for sufficiency, authenticity, legal effect, validity or enforceability of the Loan Documents. Agent assumes no responsibility or liability with respect to the collectibility of the Obligations or the performance by Borrowers of any obligation under the Loan Documents.

         8.11 Reporting. During the term of this Agreement, Agent will, to the extent not required to be delivered by Borrowers to each Lender pursuant to the other terms of this Agreement, promptly furnish each Lender with copies of all financial statements and Borrowing Base Certificates of Borrowers to be delivered to or obtained by Agent hereunder. Agent will immediately notify Lenders when it receives actual knowledge of any Event of Default under the Loan Documents.

         8.12 Removal of Agent. Agent may resign at any time upon giving thirty
(30) days prior written notice thereof to Lenders and Borrowers. Agent may be removed as Agent hereunder upon the written direction of such of the other Lenders having 66.67% of the Pro Rata Percentage of all Lenders other than Agent. Upon any resignation or removal of Agent, the Lenders (exclusive of Agent) shall have the right to appoint a successor Agent by majority vote of the other Lenders (based upon the Pro Rata Percentages of the other Lenders). Upon the acceptance of the appointment as a successor Agent hereunder by such successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, obligations and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. Until such successor Agent shall be appointed and shall have accepted such appointment, Agent shall continue to discharge all of its duties as Agent hereunder, including without limitation, to make Swing Line Loans and issue Letters of Credit.

         8.13 Action on Instructions of Lenders. With respect to any provision of this Agreement, or any issue arising thereunder, concerning which Agent is authorized to act or withhold action by direction of Lenders (including the Majority Lenders), Agent shall in all cases be fully protected in so acting, or in so refraining from acting, hereunder in accordance with written instructions signed by such Lenders. Such instructions and any action taken or failure to act pursuant thereto shall be binding on all Lenders and on all holders of the Revolving Loan Notes.

         8.14 Several Obligations. The obligation of each Lender is several, and neither Agent nor any other Lender shall be responsible for the obligation and commitment of any other Lender.

         8.15 Consent of Lenders.

                  (a) Except as expressly provided herein, Agent shall have the sole and exclusive right and obligation to service, administer and monitor the Revolving Loan and the Loan Documents, including without limitation, exercising or refraining from exercising all rights, remedies, privileges and options under the Loan Documents, the determination as to the basis on which and extent to which Advances may be made and the determination as to whether draws should be honored for Letters of Credit, and the right to modify, waive or alter the terms of the Loan Documents and grant such indulgences, forbearances and other waivers as it shall determine.

                  (b) Notwithstanding anything to the contrary contained in subparagraph (a) above, Agent shall not, without the prior written consent of all Lenders: (i) extend any payment date for any obligation owing to the Lenders under the Loan Documents or the Commitment Termination Date, (ii) reduce any interest rate (other than the interest rate on the Swing Line) applicable to the Revolving Loan or any fee (other than the Agent Fee and issuance and other administrative fees for Letters of Credit) or other amount payable to the Lenders hereunder, (iii) increase the Revolving Loan Commitment or change the definition of the Collateral Coverage Base, (iv) release any obligor from the Obligations except in connection with termination of the Revolving Loan and full payment and satisfaction of all Obligations, (v) amend the definition of Majority Lenders, (vi) amend this Section 8.15, (vii) knowingly waive for a period in excess of three (3) Business Days the requirement that Borrower deliver a Borrowing Base Certificate in accordance with Section 2.1.1 (a) (ii) hereof, (viii) release any of the Collateral except upon a sale thereof by Borrowers to the extent permitted by and subject to the terms of the Pledge Agreement, or (ix) knowingly waive or fail to enforce any remedy available under the Loan Documents upon an Event of Default under Sections 7.1 or 7.6(a) hereof, or fail to terminate all obligations of Lenders or the Issuer to make any further loans or other credit extensions (including Letters of Credit) under the Revolving Loan at any time after Agent has actual knowledge (including by reason of its receipt of written notice thereof from a Lender or the Borrowers) of the occurrence of any Event of Default under Sections 7.1 or 7.6(a) hereof or of any Default which with the lapse of time referred to in Section 7.6(a) hereof would constitute an Event of Default under Section 7.6(a).

                  (c) Notwithstanding anything to the contrary contained in subparagraph (a) above, Agent shall not, without the prior written consent of the Majority Lenders: (i) modify, knowingly and intentionally waive or amend the covenants or Events of Default ("Controlled Covenants") set forth in Sections 5.1, 5.2, 5.4, 5.7, 6.1, 6.2(d), 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11,
6.13, 6.14, 6.15, 6.17, 6.19, 6.20, 7.4, 7.5, 7.7, 7.8, 7.9 and 7.10 hereof,
(ii) fail to provide Borrowers, within 20 days after Agent's obtaining actual knowledge thereof, with notice of noncompliance by Borrowers with any of the Controlled Covenants, (iii) knowingly waive or fail to declare the Obligations due and payable and enforce any Event of Default incident to noncompliance by Borrowers with the Controlled Covenants, or (iv) fail to terminate all obligations of Lenders and Issuer to make any further loans or other credit extensions (including Letters of Credit) under the Revolving Loan at any time after the declaration by Agent of an Event of Default incident to noncompliance by Borrowers with any of the Controlled Covenants.

With respect to any Controlled Covenant compliance or noncompliance with which is contingent on a Material Adverse Effect, the reasonable good faith determination of the Agent shall control.

                  (d) Subject in all events to subparts (b) and (c) above, in the course of the enforcement by Agent of Borrowers' Obligations after an acceleration of the Obligations, Agent shall have the sole and exclusive right and obligation, after consultation (to the extent reasonably practicable under the circumstances) with all Lenders, to exercise or refrain from exercising any particular right, remedy, privilege or option under the Loan Documents in a manner which in its reasonable judgment it reasonably deems prudent under the circumstances to the end of collecting the Obligations, including realization of Collateral, and may incur all such expenses it reasonably and in good faith deems necessary under the circumstances.

                  (e) To the extent Agent is required to obtain or otherwise elects to seek the consent of Lenders to an action Agent desires to take or omit to take, if any Lender fails to notify Agent, in writing, of its consent or dissent to any request of Agent hereunder within ten (10) days of such Lender's receipt of such request, such Lender shall be deemed to have given its consent thereto.

         8.16 Participation and Assignments. No Lender shall voluntarily (other than to a successor in interest by operation of law or pursuant to a transfer of assets in connection with a business combination or to a Federal Reserve Bank) or involuntarily transfer, assign, participate or otherwise set over all or any part of its share in the Revolving Loan other than to an affiliate, without the prior written consent of Agent, which consent shall not be unreasonably withheld, provided, that notwithstanding the foregoing:

                  (a) each Lender may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Note held by it); provided that:

                           (i) each such participation shall be in a amount not
less than $5,000,000;

                           (ii) such Lender's obligations under this Agreement
(including, without limitation, its commitment to lend) shall remain unchanged;

                           (iii) such Lender shall remain solely responsible to
the other parties hereto for the performance of such obligations;

                           (iv) such Lender shall remain the holder of the Note
held by it for all purposes of this Agreement;

                           (v) the Borrowers, the Agent and the other Lenders
shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement;

                           (vi) such Lender shall not permit such participant
the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Advance or Reimbursement Obligation, extend the term or increase the amount of the Revolving Loan Commitment, reduce the amount of any fees to which such participant is entitled, extend any scheduled payment date for principal of any Advance or release of any Collateral except as permitted by this Agreement, provided that any such approval needed from a participant shall be solely with respect to the applicable Lender's rights and obligations between such Lender and its participant and shall not alter, affect or delay the obligations of such Lender to the other parties hereto; and

                           (vii) any such disposition shall not, without the
consent of the Borrowers, require the Borrowers to file a registration statement with the Securities and Exchange Commission to apply to qualify the Revolving Loan or the applicable Note under the blue sky law of any state; and

                  (b) PNC Bank, National Association, in its capacity as a Lender hereunder ("PNC"), shall have the right, but not the obligation, to assign its rights and delegate its duties with respect to such of its Pro Rata Percentage of the Revolving Loan Commitment as well, after giving effect to such assignment(s), reduce PNC's Pro Rata Percentage to not less than 25%; after any such assignment, the assignee shall, provided that such assignee has joined in this Agreement and assumed all obligations of a "Lender" hereunder to the extent of such assignee's Pro Rata Percentage, all in a manner satisfactory to the Agent, be deemed a "Lender" for all purposes hereof and PNC shall no longer have any rights or obligations with respect to such assignee's Pro Rata Percentage of the Revolving Loan Commitment.

         8.17 Other Credit Facilities of PNC Bank, National Association. Each Lender acknowledges that PNC Bank, National Association ("PNC") has heretofore established for various entities various credit facilities ("Other Credit Facilities") secured by, inter alia, the guaranties of SSI, SSD and SDI. The parties further acknowledge that Borrowers may now have or hereafter establish with PNC or an affiliate of PNC one or more deposit or custodian accounts. PNC agrees with each other Lender that any amounts at any time realized by PNC, or an affiliate thereof, on behalf of PNC, by virtue of any set-off exercised at any time against or in the enforcement of any lien at any time obtained on said deposit or custodian accounts shall, notwithstanding in what capacity as against the Borrowers any such set-off is exercised or lien obtained, be first applied against the Revolving Loan and all other Obligations of Borrowers hereunder until paid in full before any thereof shall be applied against the principal balance of the Other Credit Facilities.


Article 9.        Miscellaneous Provisions.

         9.1      Fees and Expenses.

         The Borrowers, jointly and severally, will promptly (and in any event within 30 days after receipt of an invoice or statement therefor) pay all reasonable costs of preparing and complying with this Agreement and of the performance by all of the Borrowers of and compliance by all of them with all agreements and conditions contained herein and in the other Loan Documents on their part to be performed or complied with (including, without limitation, all costs of filing or recording any assignment, financing statements and other documents), and the reasonable fees and expenses and disbursements of: (i) counsel to the Agent in connection with the preparation, execution and delivery, administration, interpretation, work-out and enforcement of this Agreement, the Notes, the Security Documents, the other Loan Documents and all other agreements, obligations, instruments and documents relating to this transaction and (ii) counsel to each Lender (excluding PNC Bank, National Association in its capacity as Agent) but only to the extent incurred after a declaration of an Event of Default in connection with the work-out and enforcement of this Agreement, the Notes and the Security Documents and limited as to each such Lender to $25,000. The Borrowers, jointly and severally, shall at all times protect, indemnify, defend and save harmless the Agent and each Lender from and against any and all claims, actions, suits and other legal proceedings (commenced or asserted by or against them), and liabilities, damages, costs, interest, charges, counsel fees and other expenses and penalties which any of them may, at any time, sustain or incur by reason of or in consequence of or arising out of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, the breach by Borrowers of any of their covenants contained herein and/or the enforcement by Agent of its rights and remedies herein and/or in the other Loan Documents, except and to the extent that Borrowers prove that such claim, action, suit, liability, etc. was caused by the gross negligence or willful misconduct or manifest bad faith of the Lender or Agent in question. The provisions of this Section 9.1 shall survive the payment of the Notes or any disposition thereof by any Lender and the termination of this Agreement.

         9.2      Taxes.

         If, under any law in effect on the date of the closing of the Loans hereunder, or under any retroactive provision of any law subsequently enacted, it shall be determined that any Federal, state or local tax is payable in respect of the issuance of the Notes, or in connection with the filing or recording of any assignment, financing statements, or other documents (whether measured by the amount of indebtedness secured or otherwise) as contemplated by this Agreement, then the Borrowers will pay any such tax and all interest and penalties, if any, and will indemnify each Lender against and save it harmless from any loss or damage resulting from or arising out of the nonpayment or delay in payment of any such tax. If any such tax or taxes shall be assessed or levied against any Lender, such Lender may notify the Borrowers and make immediate payment thereof, together with interest or penalties in connection therewith, and shall thereupon be entitled to and shall receive immediate reimbursement therefor from the Borrowers. Notwithstanding any other provision contained in this Agreement, the covenants and agreements of the Borrowers in this Section
9.2 shall survive payment of the Notes and the termination of this Agreement.

         9.3      Payments.

         All payments by the Borrowers on account of principal, interest and other charges (including any indemnities) shall be made to Agent at its Principal Office, in lawful money of the United States of America in immediately available funds, by wire transfer or otherwise, not later than 1:00 p.m. Philadelphia time on the date such payment is due. Any such payment made on such date but after such time shall, if the amount paid bears interest, be deemed to have been made on and interest shall continue to accrue and be payable thereon until the next succeeding Business Day. If any payment of principal or interest becomes due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension shall be included in computing interest in connection with such payment. All payments hereunder and under the Notes shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement and the Notes (after withholding for or on account of (i) any present or future taxes, levies, imposts, duties or other similar charges of whatever nature imposed by any government or any political subdivision or taxing authority thereof, other than any tax (except those referred to in clause (ii) below) on or measured by the net income of the Lenders pursuant to applicable federal, state and local income tax laws, and (ii) deduction of an amount equal to the taxes on or measured by the net income of any Lender payable by such Lender with respect to the amount by which the payments required to be made under this sentence exceed the amounts otherwise specified to be paid in this Agreement and the Notes.

         9.4      Survival of Agreements and Representations, Waiver of Trial by
                  Jury.

         All agreements, representations and warranties made herein shall survive the delivery of this Agreement and the Notes. EACH BORROWER AND LENDER IRREVOCABLY WAIVES TRIAL BY JURY AND THE RIGHT THERETO IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF, THIS AGREEMENT, THE NOTES, THE SECURITY DOCUMENTS, ANY OF THE OTHER

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
LOAN DOCUMENTS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

         9.5      Lien on and Set-off of Deposits.

         As security for the due payment and performance of all the Obligations, each Borrower hereby grants to each Lender a lien on and security interest in any and all deposits or other sums at any time credited by or due from such Lender to such Borrower, whether in regular or special depository accounts or otherwise, and any and all monies, securities and other property of such Borrower, and the proceeds thereof, now or hereafter held or received by or in transit to such Lender from or for such Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and any such deposits, sums, monies, securities and other property may at any time be set-off, appropriated and applied by Lenders against any of the obligations, indebtedness or liabilities hereunder, under the Notes and under the Security Documents, in each case for the ratable benefit of all Lenders, whether or not any such obligation is then due or is secured by any collateral, or, if it is so secured, whether or not the collateral is considered to be adequate.

         9.6      Modifications, Consents and Waivers; Entire Agreement.

         No modification, amendment or waiver of or with respect to any provision of this Agreement, the Notes, the Security Documents, or any of the other Loan Documents and all other agreements, instruments and documents delivered pursuant hereto or thereto, nor consent to any departure by any Borrower from any of the terms or conditions thereof, shall in any event be effective unless it shall be in writing and signed by the Agent (subject, as between Lenders and Agent, to the provisions of Section 8.15 hereof) and then any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No consent to or demand on any Borrower in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances. This Agreement embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

         9.7      Remedies Cumulative.

         Each and every right granted to the Agent hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Agent to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or future exercise thereof or the exercise of any other right. The due payment and performance of any Borrower's indebtedness, liabilities and obligations under the Notes and this Agreement shall be without regard to any counterclaim, right of offset or any other claim whatsoever which such Borrower may have against any Lender and without regard to any other obligation of any nature whatsoever which any Lender may have to such Borrower and no such counterclaim or offset shall be asserted by such Borrower in any action, suit or proceeding instituted by Agent for payment or performance of such Borrower's indebtedness, liabilities or obligation under the Notes, this Agreement, the Security Documents or otherwise.

         9.8      Further Assurances.

         At any time and from time to time, upon the request of the Agent or the Majority Lenders, the Borrowers shall execute, deliver and acknowledge or cause to be executed, delivered and acknowledged, such further documents and instruments and do such other acts and things as the Agent or the Majority Lenders may reasonably request in order to fully effect the purposes of this Agreement, the Notes, the Security Documents, the other Loan Documents and any other agreements, instruments and documents delivered pursuant hereto or in connection with the Loans.

         9.9      Notices.

                  (a) Any notice, request, demand, direction or other communication (for purposes of this Section 9.9 only, a "Notice") to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., "e-mail")) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a "Website Posting") if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 9.9 in accordance with this Section 9.9; provided, however, that no requests or notices with respect to funding or utilization of the facilities, no payment notices, no notices of Events of Default, and no requests for waivers or consents shall be effective if transmitted by e-mail or Website Posting. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on the signature pages hereto or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 9.9. Any Notice shall be effective:

                           (i) In the case of hand-delivery, when delivered;

                           (ii) If given by mail, four days after such Notice is
deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

                           (iii) In the case of a telephonic Notice, when a
party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later that the next Business Day by hand-delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

                           (iv) In the case of facsimile transmission, when sent
to the applicable party's facsimile machine's telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

                           (v) In the case of electronic transmission, when
actually received;

                           (vi) In the case of a Website Posting, upon delivery
of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 9.9; and

                           (vii) If given by any other means (including by
overnight courier), when actually received.

         Any Lender giving a Notice to another Lender or to a Borrower shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

                  (b) Each of the Borrowers hereby revocably appoints SSI as its agent to give and receive any notice, request, report and other communication pursuant to this Agreement, and for such other purposes as are provided for herein. Each of the Borrowers agrees that the Agent may rely and act upon, without any investigation or inquiry as to the authority or power to give, or accuracy or reasonableness of, and each of the Borrowers will be unconditionally and irrevocably bound and obligated by any instructions, notice, request, report or other communication given by SSI to the Bank.

         9.10     Counterparts.

         This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

         9.11     Construction; Governing Law; Jurisdiction.

         The headings used in this Agreement are for convenience only and shall not be deemed to constitute a part hereof. All uses herein of the masculine gender or of the feminine or neuter gender or plural or singular terms includes the other as the context may require. This Agreement, the Notes, the Security Documents, the other Loan Documents and all other documents and instruments executed and delivered in connection herewith and therewith, shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts executed and to be performed therein. The Borrowers and each Lender hereby irrevocably consent to the jurisdiction of the Courts of Common Pleas of the Commonwealth of Pennsylvania and of the United States District Court for the Eastern District of Pennsylvania in any and all actions and proceedings in connection with this Agreement, the Notes or the Security Documents and irrevocably consent, in addition to any method of service of process permissible under applicable law, to service of process by certified mail, return receipt requested to the addresses of Borrowers as set forth herein and the address of Lenders set forth on the signature page hereto. The Borrowers and Lenders agree that in any action or proceeding brought by them in connection with this Agreement or the transactions contemplated hereby, exclusive jurisdiction shall be in the courts of the Courts of Common Pleas of the Commonwealth of Pennsylvania, and the United States District Court for the Eastern District of Pennsylvania.

         9.12     Severability.

         The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Agreement in any jurisdiction. Each of the covenants, agreements and conditions contained in this Agreement is independent and compliance by any Borrower with any of them shall not excuse noncompliance by any Borrower with any other.

         9.13     Binding Effect; No Assignment or Delegation.

         This Agreement shall be binding upon and inure to the benefit of each Borrower, Agent and each Lender, and its successors and permitted assignees. The rights and obligations of each Borrower under this Agreement shall not be assigned or delegated without the prior written consent of all Lenders, and any purported assignment or delegation without such consent shall be void.

         9.14     Joint and Several Obligations.

                  (a) All of the indebtedness, liabilities and obligations of the Borrowers under this Agreement and the Loan Documents shall be the joint and several obligations of the Borrowers.

                  (b) Each Borrower agrees that the Agent may, in its discretion, without affecting or modifying the joint and several obligations of each Borrower for all of the Indebtedness, liabilities and obligations under this Agreement and the Loan Documents including, without limitation, the Obligations, (i) release, discharge, compromise or settle with, or grant indulgences to, refuse to proceed or take action against, any one or more of the Borrowers with respect to their respective obligations under this Agreement, including, without limitation, the Obligations, (ii) release, surrender, modify, impair, exchange, substitute or extend the period or duration of time for the performance, discharge or payment of, refuse to enforce, compromise or settle its Lien against, any and all deposits and other property or assets on which the Agent or any Lender may have a Lien or which secures any of the Indebtedness, liabilities and obligations, including without limitation, the Obligations of any Borrower under this Agreement, (iii) amend, modify, alter or restate, in accordance with their respective terms, this Agreement or any of the Loan Documents or otherwise, accept deposits or other property from, or enter into transactions of any kind or nature with, any one or more of the Borrowers, and
(iv) disburse all or part of the proceeds of the Loans as instructed by SSI as agent for all of the Borrowers, without inquiry or investigation of any kind by the Agent as to the use of such proceeds (each Borrower confirms that it will be directly or indirectly benefited by each and every Advance and any and all other advances under this Agreement or any of the Loan Documents).

         9.15     Third Party.

         No rights are intended to be created hereunder for the benefit of any third party donee, creditor or incidental beneficiary.

         9.16     Confidentiality of Information.

         Unless otherwise consented to by the Borrowers in writing, each of the Lenders and the Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use its customary precautions to keep confidential, in accordance with its customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrowers pursuant to this Agreement, it being agreed and understood that each of Agent, Lenders and Borrowers would be in possible violation of securities laws of the United States and various states if non-public information is provided by Borrowers to the Agent or Lenders prior to filing with the Securities and Exchange Commission and the information is not kept confidential and its use restricted exclusively for purposes of information on and administration of the Loans; provided that, subject to the aforesaid, nothing herein shall limit the disclosure of any such information (a) to the extent required by statute, rule, regulation or judicial process, (b) to counsel for any Lender or the Agent, (c) to bank examiners, auditors or accountants, (d) to the Agent or any of the Lenders, (e) in connection with any litigation to which any one or more of the Lenders or the Agent is a party, and (f) to any other bank or financial institution which hereafter becomes or which reasonably appears to any Lender or Agent to be interested in becoming a Lender hereunder or a participant or assignee of any Lender so long as such prospective bank agrees to comply with the requirements of this section.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              SAFEGUARD SCIENTIFICS, INC.

                              By: ____________________________________________
                              Address:  800 The Safeguard Building
                                        435 Devon Park Drive
                                        Wayne, PA  19087
                                        Attn:  Gerald Blitstein,
                                        Executive Vice President/
                                        Chief Financial Officer
                                        Facsimile:
                                        E-mail:

                              SAFEGUARD SCIENTIFICS (DELAWARE) INC.

                              By: ____________________________________________
                              Address:  800 The Safeguard Building
                                        435 Devon Park Drive
                                        Wayne, PA  19087
                                        Attn:  Gerald Blitstein,
                                        Executive Vice President/
                                        Chief Financial Officer
                                        Facsimile:
                                        E-mail:

                              SAFEGUARD DELAWARE, INC.

                              By: ____________________________________________
                              Address:  800 The Safeguard Building
                                        435 Devon Park Drive
                                        Wayne, PA  19087
                                        Attn:  Gerald Blitstein,
                                        Executive Vice President/
                                        Chief Financial Officer
                                        Facsimile:
                                        E-mail:

                              PNC BANK, NATIONAL ASSOCIATION, as Agent, Lender and Issuer

                              By: ____________________________________________
                              Address:  Joseph Meterchick, Vice President
                                        1600 Market Street, 22nd Floor
                                        Philadelphia, PA  19103
                                        Facsimile: 215-585-6987
                                        E-mail: joseph.meterchick@pncbank.com
                              cc:       One PNC Plaza, 22nd Floor
                                        PNC Agency Services
                                        249 5th Avenue
                                        Pittsburgh, PA  15222
                                        Attn:  Arlene Ohler
                                        Facsimile:
                                        E-mail: arlene.ohler@pncbank.com

                              COMERICA BANK

                              By: ____________________________________________
                              Address:  Robert Shutt
                                        Vice President
                                        55 Almaden Blvd., 2nd Floor
                                        San Jose, CA  95113
                                        Facsimile:   408-556-5889
                                        E-mail: robert_r_shutt@comerica.com


                              FIRST UNION NATIONAL BANK

                              By: ____________________________________________
                              Address:  Richard A. Wolbach
                                        Vice President
                                        190 River Road
                                        Summit, NJ  07901
                                        Facsimile: 908-598-3690
                                        E-mail: richard.wolbach@funb.com

                              NATIONAL CITY BANK OF PENNSYLVANIA

                              By: ____________________________________________
                              Address:  Charles P. Bugajski
                                        Vice President
                                        20 Stanwix Street
                                        Pittsburgh, PA  15222-4802
                                        Facsimile:  412-644-6224
                                        E-mail:




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